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                                                                     Exhibit 2.2

                            ASSET PURCHASE AGREEMENT
                            ------------------------




                             DATED SEPTEMBER 6, 1996
                       BY AND AMONG GDM ACQUISITION, INC.
                    GREENFIELD DIE & MANUFACTURING CORP., and
                              3-D ENGINEERING INC.


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                            ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT, made this 6th day of September, 1996, by and among GDM ACQUISITION, INC., a Michigan Corporation, ("Buyer"), GREENFIELD DIE & MANUFACTURING CORP., a Michigan Corporation, ("Greenfield"), and 3-D ENGINEERING INC. a Michigan Corporation ("3-D") (Greenfield and 3-D are sometimes collectively, jointly and severally, referred to herein as "Sellers").

                              W I T N E S S E T H:

     WHEREAS, Greenfield is engaged in the business conducted by Greenfield under the name "Greenfield Die & Manufacturing Corp.", as more specifically identified in Exhibit A hereto (the "Greenfield Business");

     WHEREAS, certain engineering and product development services related to the Greenfield Business are provided by 3-D, as more specifically identified in Exhibit B (the "3-D Business") (the Greenfield Business and 3-D Business are sometimes collectively referred to as the "Businesses");

     WHEREAS, Buyer desires to purchase and Sellers desire to sell to Buyer all right, title and interest of Sellers in and to all of the assets used in the operation of the Greenfield Business (the "Greenfield Assets") and the assets used in the operation of the 3-D Business (the "3-D Assets") (the Greenfield Assets and the 3-D Assets are sometimes collectively referred to as the "Assets" provided that certain assets which will not be transferred as specifically identified herein are referred to as the "Non-Transferred Assets").


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     WHEREAS, Buyer and Sellers desire to enter into this Agreement to set forth the terms and conditions on which the Assets will be sold to Buyer.

     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

                                    ARTICLE I

             PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES
             ------------------------------------------------------

     1.01 PURCHASE AND SALE OF ASSETS OF SELLERS. Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 1.03):

     (a) Sellers shall sell, transfer, convey, assign and deliver to Buyer and Buyer shall purchase, acquire and accept from Sellers, all of Seller's right, title and interest in the Assets, excluding the Non-Transferred Assets, which are Assets of Sellers on the Closing Date, including the following:

     (i) INVENTORY. All inventory of Sellers wherever located or held by other persons, including, but not limited to, raw materials, work-in-process, purchased parts, production supplies, used or designated for use by Sellers in the Businesses and finished goods (the "Inventory").

     (ii) ACCOUNTS RECEIVABLE. All of the outstanding accounts and trade receivables of Sellers excluding any intercompany or related company reserves ("Accounts Receivable").

     (iii) MACHINERY, EQUIPMENT, ETC. All office furniture, furnishings and supplies, fixtures, machinery, computers and equipment, trade fixtures, leasehold improvements, tooling and service parts, presses, motor vehicles, and other operating equipment and machinery and

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Assets used in the Businesses and those which are material to their efficient operations, including repair and maintenance parts; such items to include the Assets set forth on Section 1.01(a)(iii) of the Disclosure Schedule.

     (iv) PREPAID EXPENSES AND DEPOSITS. All prepaid items and expenses including deposits for security under real or personal property leases or other deposits, for the prepayment of any insurance coverages and for advances and employee advances and all refunds or payments thereof. ("Prepaid Expenses and Deposits")

     (v) INVESTMENTS. All investments of Sellers, if any.

     (vi) TOOLING AND DIES. All tooling of every kind, wherever located and all jigs, dies and fixtures and other assets, wherever located.

     (vii) PATENTS AND TRADEMARKS. All right, title and interest of Sellers in and to all patents, patent licenses, patent applications, trademarks, service marks, trade names, fictitious names, licenses, copyrights, royalty rights, design rights, and other proprietary rights (domestic or foreign) used in or relating to the Businesses, whether owned by or licensed to Sellers for use in the Businesses, and all common law rights, and all applications, registrations, renewals, modifications and extensions thereof (the "Proprietary Rights"), including, without limitation the names of Sellers and variations thereof and such of the foregoing as are identified on the Proprietary Rights List attached to this Agreement and set forth in Section 3.09 of the Disclosure Schedule.


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     (viii) ENGINEERING INFORMATION. All shop drawings, specifications, tool drawings, blueprints, engineering data, equipment manuals, test data, manufacturer' s warranties and other like documents relating to the Businesses, including past and current products and prototype development.

     (ix) TRADE SECRETS. All trade secrets, good will and know how related to the Businesses.

     (x) PERMITS. Any and all governmental licenses, permits and approvals related to the Businesses, or necessary for the conduct of the Businesses (whether issued by any Federal, State or local governmental entity) or other jurisdiction or instrumentality (foreign or domestic) to the extent that the same are transferrable or assignable including, without limitation, such of the foregoing as are identified on the Permits List attached to this Agreement in
Section 1.01(a)(x) of the Disclosure Schedule.

     (xi) CONTRACTS. All rights of Sellers under outstanding oral or written contracts with parties including leases of personal property, agreements, licenses, sales and purchase orders, purchased product service and warranty agreements and claims and service agreements in effect at the Closing Date but only to the extent that such contracts: (i) are expressly assumed by Buyer at the Closing; and (ii) are set forth in Section 1.01(a)(xi) of the Disclosure Schedule (the "Contracts").

     (xii) TANGIBLE PERSONAL PROPERTY. All of the other tangible personal property of Sellers.


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     (xiii) DOCUMENTS AND RECORDS. All of the books and records relating to the
Assets described above, including, but not limited to, business records, financial, tax and other books and records, manufacturing and purchase records, customers and suppliers lists, repair and warranty records, manuals, correspondence and literature, production and inventory records, sales records and advertising literature, data processing equipment, programs and software related to the Businesses, documents relating to the ownership, use, maintenance, or repair of any of the Assets, such as specifications, blue prints, technical drawings, maps, construction, maintenance and repair records and files, surveys, engineering information, bills of material, production routings, cost records, inspection records, inventory records, payroll and personnel records, lists of customers and suppliers, labor contracts, credit files, correspondence with customers and suppliers, and all sales representative, agent or distribution contracts related to the Businesses.

     (xiv) OTHER ASSETS. All of the other tangible and intangible property that is owned by Sellers related to the Businesses, except as expressly excluded by
Section 1.01(a)(xvii) hereof. All Assets necessary to operate the Businesses in a manner consistent with the way they have been operated during the immediately preceding twenty-four (24) months, to the extent not specifically described herein, will be included in this Section 1.01(a)(xiv) as "Other Assets."

     (xv) LEASED REAL PROPERTY. All of Sellers' present, or hereafter acquired prior to the Closing, right, title and interest in and to all leases for real property ("Real Property Leases"), including, without limitation, the leases described on Section 1.01(a)(xv) of the Disclosure Schedule together with the improvements and fixtures located on any of the foregoing leased properties (the "Improvements"), the personal property associated with the operation of any of the foregoing leased properties, and all appurtenances, rights, easements, rights-of-way,

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tenements and hereditament incident thereto (the "Appurtenances") the foregoing of which Sellers are or become lessees prior to the Closing (being sometimes herein referred to as the "Leased Real Property"). The Leased Real Property shall be assigned to Buyer on the same terms and conditions, including current lease rates, square footages and renewal options, as provided in the existing Real Property Leases. Such Real Property Leases shall have terms and conditions acceptable to the Buyer, including equalizing the 3-D Real Estate Lease to $7.50 per square foot or less, which 3-D Lease Agreement shall be in the form of Exhibit 9.21.

     (xvi) NONASSIGNABLE CONTRACTS. Certain contracts, agreements or purchase orders may be nonassignable under their terms except with the consent of a party other than Sellers, (collectively, the "Nonassignable Contracts"). Sellers agree to use their best efforts to facilitate such assignment and assumptions and to obtain such consents as are necessary or appropriate to afford Buyer the full benefit of such Nonassignable Contracts. In the event that any such consent is not received by Sellers on or before the Closing Date, Sellers shall enter into such arrangements with Buyer as shall afford to Buyer the benefits of said Nonassignable Contracts, conditioned upon the assumption by Buyer of any and all liabilities thereunder, upon terms substantially similar to those existing on the date next preceding the Closing Date (as hereinafter defined). If Sellers are not able to obtain the consent of the other party to any Nonassignable Contract, in its sole discretion and regardless of any arrangements proposed by Sellers, Buyer may terminate this Agreement as set forth in Section 13.01 (b) of this Agreement.


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     (xvii) NONTRANSFERRED ASSETS. The Plymouth Development Corporation
Partnership interest, the John H. Powers claim (provided that the John H. Powers claim shall not be excluded from the March 31, 1996 Financial Statements of the Sellers) the corporate record books of the Sellers, cash, cash equivalents and claims, rights and benefit, to the extent derived directly therefrom, to any tax refunds, for periods prior to the Closing Date shall remain the property of Sellers and shall not be transferred to Buyer pursuant hereto (the "Non-Transferred Assets").

     1.02 CONSIDERATION. Subject to the terms and conditions of this Agreement, in reliance on the representations, warranties and agreements of the Sellers contained herein, and in consideration of the sale, assignment, transfer and delivery of the Assets referred to in Section 1.01 hereof:

     (a) GREENFIELD LIABILITIES ASSUMED. On the Closing Date, Buyer shall assume and agree to discharge when due, owing and lawfully payable and perform under the following liabilities and obligations of Greenfield:

     (i) All liabilities under the leases, Contracts and other contracts, agreements and executory obligations to which Greenfield is a party as of the Closing Date to the extent such liabilities are set forth on Section 1.02(a)(i) of the Disclosure Schedule to be attached hereto on or before the Closing Date.

     (ii) The audited balances of the following notes payable and lines of credit of Greenfield. As of March 31, 1996 the unaudited amounts of such liabilities are indicated below. The increase or decrease between the unaudited amounts as of March 31, 1996 and the audited balances on the Closing Date shall be subject to a Debt Adjustment as set forth in Article II of this

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Agreement. Buyer shall, at the Closing, pay off and satisfy in full the long-term obligations and lines of credit identified below, provided that Greenfield shall be responsible for all prepayment penalties and related costs which may be associated with such early payments. Greenfield represents that it has the right to prepay such obligations and that said long-term obligations and lines of credit shall not increase from the amounts listed below.

     A) Line of credit facility with Comerica, Inc.: $3,888,759

     B) Note payable Comerica, Inc.: $1,748,831

     (iii) The audited balances of the following trade payables, accounts payable, accrued expenses and advanced billings of Greenfield. As of March 31, 1996 the unaudited amounts of such liabilities are indicated below. The difference between the unaudited amounts as of March 31, 1996 and the audited balances on the Closing Date shall be subject to the Working Capital Adjustment as set forth in Article II of this Agreement.

     A) Trade payables and accounts payable: $2,935,499

     B) Accounts payable - other:            $ 331,692

     C) Accrued expenses, less all           $ 488,913 less all accrued
        accrued vacation:                      vacation amounts

     D) Advanced billings:                   $1,999,580

     (iv) At the Closing, Buyer will execute and deliver to Greenfield a Greenfield Agreement of Assignment and Assumption in the form of Exhibit 1.02(a)(iv) hereto, whereby Buyer will assume and agree to discharge when due, owing and lawfully payable the agreed upon liabilities and obligations of Greenfield (the "Greenfield Assumed Liabilities").

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     (b) 3-D LIABILITIES ASSUMED. On the Closing Date, Buyer shall assume and agree to discharge when due, owing and lawfully payable and perform under the following liabilities and obligations of 3-D:

     (i) All liabilities under the leases, Contracts and other contracts, agreements and executory obligations to which 3-D is a party as of the Closing Date to the extent such liabilities are set forth on Section 1.02(b)(i) of the Disclosure Schedule to be attached hereto on or before the Closing Date.

     (ii) The audited balances of the following notes payable and lines of credit of 3-D. As of March 31, 1996 the unaudited amounts of such liabilities are indicated below. The increase or decrease between the unaudited amounts as of March 31, 1996 and the audited balances on the Closing Date shall be subject to a Debt Adjustment as set forth in Article II of this Agreement. Buyer, shall, at the Closing, pay off and satisfy in full the long-term obligations and lines of credit identified below, provided that 3-D shall be responsible for all prepayment penalties and related costs which may be associated with such early payments. 3-D represents that it has the right to prepay such obligations, and that said long-term obligations and lines of credit shall not increase from the amounts listed below.

     A) Line of credit facility with Comerica, Inc.: $221,764

     B) Note payable - other: $66,000

     (iii) The audited balances of the following trade payables, accounts payable, accrued expenses and advanced billings of 3-D. As of March 31, 1996 the unaudited amounts of such liabilities are indicated below. The difference between the unaudited amounts as of March

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31, 1996 and the audited balances on the Closing Date shall be subject to the
Working Capital Adjustment as set forth in Article II of this Agreement.

     A) Accrued expenses, less all accrued vacations: $1,312 less all accrued vacation amounts, if any.

     (iv) At the Closing, Buyer will execute and deliver to 3-D a 3-D Agreement of Assignment and Assumption in the form of Exhibit 1.02(b)(iv) hereto, whereby Buyer will assume the agreed upon liabilities and obligations of 3-D (the "3-D Assumed Liabilities") (the Greenfield Assumed Liabilities and the 3-D Assumed Liabilities are collectively referred to as the "Assumed Liabilities").

     (c) On the Closing Date, subject to withholding of funds as set forth in Section 1.02(d) and (e), Buyer shall pay to Sellers, for the Assets in immediately available U.S. funds, Fifteen Million Dollars ($15,000,000) less the purchase price ("purchase price" as defined in the Plymouth Real Estate Purchase Agreement) of the real estate being simultaneously purchased by the Buyer from Plymouth Development Company pursuant to Section 9.11 hereof, (the aggregate "Purchase Price") and assume the Assumed Liabilities of the Sellers specifically assumed hereunder. The Purchase Price shall be allocated to the Assets of both Greenfield and 3-D as determined by an independent third party appraiser selected by the Buyer, provided however the allocable portion of the Purchase Price attributable to the 3-D Assets shall, if reasonably practical, be established at the net book value of said 3-D Assets. In addition for allocation and reporting purposes under Internal Revenue Code ss.1060, the parties agree to allocate the Purchase Price consistently and to cooperate with each other on all reports, returns or other miscellaneous filings required therein.

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     (d) As security for Sellers' potential obligations under the Working
Capital Adjustment and the Debt Adjustment set forth in Article II hereof, at the Closing, Buyer shall withhold and pay to Lawyers Title Insurance Co., as an independent third party escrow agent, One Million Dollars ($1,000,000) of the Purchase Price. The funds shall be held by Lawyers Title Insurance Co., as escrow agent, pursuant to the terms and conditions of a certain escrow agreement in the form attached hereto as Exhibit 1.02(d) which shall be the standard escrow agreement utilized by Lawyers Title Insurance Co., as amended by Sellers and Buyer to the extent appropriate, (the "Working Capital Escrow Agreement"), in a separate interest bearing escrow account until disbursement as determined in accordance with Article II of this Agreement.

     (e) As security for Sellers' potential indemnification obligations under this Agreement, at the Closing Buyer shall withhold and pay to an independent third party escrow agent Two Million Dollars ($2,000,000) of the Purchase Price. The funds, which may be reduced and paid out as set forth below, shall be held by an independent third party pursuant to the terms and conditions of a certain escrow agreement in substantially the form attached hereto as Exhibit 1.02(e), (The "Indemnity Escrow Agreement"), in a separate interest bearing escrow account for thirty (30) months, after which period of time the remaining amount of such funds so held, if any, shall be released to Sellers unless a claim of indemnity is pending at such time as set forth in Article XII of this Agreement. The amount held by Buyer pursuant to this Section 1.02(e) shall not limit the indemnification obligations of Sellers.

     (f) EXCLUDED LIABILITIES It is expressly understood and agreed that Buyer is not assuming, and Sellers shall remain liable for, the following liabilities (excluding the "Assumed Liabilities") of Greenfield and/or 3-D:

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     (i) RELATED PARTY LIABILITIES Except as otherwise expressly assumed, any liabilities of Greenfield and 3-D to any related parties including Greenfield to 3-D or 3-D to Greenfield or either party to Plymouth Development Company, Condor Land Development, L.L.C. or Osprey Leasing L.L.C.

     (ii) TAX LIABILITIES Any federal, state, local and foreign tax liabilities of any and all kinds owed by Sellers with respect to periods prior to the Closing Date, including any liabilities for taxes arising as a result of the transfer of the Assets or otherwise by virtue of the consummation of the transactions contemplated hereby.

     (iii) WARRANTIES Any liabilities for any express or implied warranties for products sold prior to the Closing Date. (Sellers shall maintain adequate "tail" insurance coverage for warranty claims as set forth in Section 3.14 of this Agreement.)

     (iv) VIOLATIONS OF LAW Any liability with respect to any applicable federal, state or local statute, ordinance, regulation or other regulatory agency or commission rules and regulations with respect to (a) the use and ownership of the Greenfield and/or 3-D Businesses by Sellers on or before the Closing Date or (b) conduct of the Sellers for the periods on or prior to the Closing Date, including, but not limited to, worker's compensation, unemployment compensation and the Consumer Product Safety Act. The parties agree and acknowledge that the Michigan Employment Security Commission Rates of the Sellers will be assigned to the Buyer hereunder provided however such assignment shall not limit the indemnification obligations of the Sellers for violation of said rates or rules and regulations, if any, prior to the Closing Date.

     (v) LIABILITIES AS EMPLOYER Except for COBRA continuation set forth in
Section 11.3(f), any liabilities to present or former employees with respect to their employment by


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Greenfield and/or 3-D on or prior to the Closing Date including payroll taxes, employment taxes, wages, vacation benefits or pay, union contracts, agreements or collective bargaining agreements, union dues, union contributions, contributions to health and welfare plans, severance benefits, pension plans, 401(k) plans or any other plan providing retirement benefits, workers compensation and medical claims, including, without limitation, any claim for any health or medical insurance benefit, if any, payable to any and all former or retired employees of Sellers arising as a result of their employment by Sellers.

     (vi) PRODUCT LIABILITY CLAIMS Any liability or obligation arising out of a claim for personal injury whether founded upon negligence, breach of warranty, strict liability in tort and/or other similar legal theory including a defective or alleged defective product engineered, manufactured or assembled by Greenfield and/or 3-D on or before the Closing Date wherein a claim is made seeking compensation or recovery for or related to injury to person or damage to property including wrongful death and family actions.

     (vii) ENVIRONMENTAL LIABILITIES AND LIABILITIES FOR WASTE DISPOSAL Any liability or obligation imposed upon Sellers based on an alleged generation, storage, treatment, transportation, handling, discharge, disposal or release of any Hazardous Substances, as defined in Section 3.22 of this Agreement, on or prior to the Closing Date including any liabilities or obligations imposed upon Sellers under any Environmental Laws, as defined in 3.22 of this Agreement, from the generation, storage, treatment, transportation, handling, discharge, disposal or release of Hazardous Substances by Sellers on or before the Closing Date, including, without limitation, any liability or obligation for cleaning up waste disposal sites.

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     (viii) REGULATORY VIOLATIONS Any liability or obligation with respect to any violation by Greenfield and/or 3-D of any statute, ordinance, regulation or law on or prior to the Closing Date.

     (ix) INTELLECTUAL PROPERTY ISSUES Any liability or obligation with respect to any alleged violation of a patent, trade mark, trade name, service mark or other claim of infringement or other misappropriation of the proprietary rights of other persons with respect to the manufacture, use, or sale of the Greenfield and/or 3-D products on or before the Closing Date.

     (x) LIABILITIES NOT RELATED TO THE BUSINESSES. Any liabilities or obligations not arising from or relating to either the operation of the Greenfield and/or 3-D Businesses or the Assets.

     (xi) UNASSUMED CONTRACTS, LEASES, COMMITMENTS AND AGREEMENTS. Any liabilities or obligations arising under any contracts, notes, guarantees, loan agreements, leases, commitments or other agreements not specifically defined as an Assumed Liability or included in the liabilities assumed pursuant to this Agreement.

     (xii) TRANSACTIONAL COSTS Any fees and expenses incurred by Sellers in connection with negotiating, preparing, closing, and carrying out this Agreement and the transactions contemplated by this Agreement, including but not limited to the fees, disbursements, and expenses of Sellers' attorneys, accountants, and consultants.

     (xiii) HINKEL NON-COMPETE. Any liabilities or obligations under any agreement and or the Covenant Not To Compete with Donald I. Hinkel.

     (ix) ACCOUNTANT ENGAGEMENT LETTER. Any liabilities or obligations under the McCulloch, Pew and Mayette & Co. P.C. engagement letter.

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     (x) DIRECTOR/SHAREHOLDER LOANS. Any liabilities or obligations under any agreements, loans or promissory notes owed to any officers, shareholders or directors of Sellers.

     1.03 Closing. (a) The Closing ("Closing") of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of McCulloch, Pew, Mayette & Co., P.C., 217 S. Woodward Avenue, Suite 200, Royal Oak, Michigan 48067, on or about September 19, 1996, at 9:00 A.M., (the date of the Closing is hereinafter sometimes referred to as the "Closing Date"). Time is of the essence.

     (b) At the Closing, Sellers will deliver to Buyer (i) duly executed General Warranty Bills of Sale in the forms annexed hereto as Exhibit 1.03(b); (ii) assignments of all patents, trademarks, trade names, assumed names and copyrights and all applications therefor which are related to the Businesses, all such other deeds, endorsements, assignments and other instruments of conveyance as, in the opinion of Buyer's counsel, are reasonably necessary to vest in Buyer such good and marketable title to the Assets as is required to be transferred to Buyer pursuant to this Agreement; and (iii) all other previously undelivered documents required to be delivered by Sellers to Buyer at or prior to the Closing in connection with the transactions contemplated by this Agreement.


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     (c) At the Closing, there will be delivered to Sellers by Buyer, (i)
subject to the provisions of this Article I, the consideration referred to in this Article I hereof, payable by wire transfer pursuant to written instructions from Sellers received at least two days prior to Closing, and (ii) all previously undelivered documents required to be delivered by Buyer to the Sellers at or prior to the Closing.

                                   ARTICLE II

                      WORKING CAPITAL AND DEBT ADJUSTMENTS
                      ------------------------------------

     2.01 WORKING CAPITAL ADJUSTMENT. In addition to the consideration set forth in Article I of this Agreement, after the Closing there shall be a working capital adjustment ("Working Capital Adjustment"). The Working Capital Adjustment shall be calculated based upon the difference between the unaudited amounts of the following items on Greenfield's and 3-D's March 31, 1996 Balance Sheets and the audited balances of these same items on the Closing Date. The audit and/or agreed upon procedures shall be based on the books and records of Sellers and shall be performed by Buyer at Buyer's expense and delivered to Sellers within forty-five (45) days after the Closing Date. The Working Capital Adjustment shall be based on the increases or decreases of the following items reflected on Greenfield's and 3-D's consolidated Balance Sheets as of March 31, 1996: current assets of both Greenfield and 3-D to include Accounts Receivables, Inventory, Prepaid Expenses and Deposits (other than cash) less the current liabilities of both Greenfield and 3-D to include Trade Accounts Payable and other Accounts Payable, Advanced Billings and Accrued Expenses, excluding accrued vacations. The audits and/or agreed upon procedures shall be prepared in accordance with generally accepted accounting principles and methods applied on a consistent basis and as soon as reasonably practical after completion of

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



the audits applicable to the Working Capital Adjustment, or forty-five (45) days, whichever is first to occur, said audits and/or agreed upon procedures and related information shall be made available to the Sellers. The parties further agree that the audited and/or agreed upon procedure balance of Seller's Deposits and Accounts Receivables on the Closing Date, shall be reduced and adjusted and shall not include: (i) the $62,200 deposit or any other amount related to a current IRS audit at Greenfield; (ii) all intercompany or affiliated Accounts Receivables of the Sellers, and (iii) all Accounts Receivables of the Sellers over 120 days. Sellers shall make available to Buyer and Buyer's accountants for their review, work papers of Sellers and their accountants for preparation of the audited consolidated Balance Sheets of both 3-D and Greenfield on March 31, 1996 and the Closing Date, as well for other purposes as determined by Buyer.

     2.02 DEBT ADJUSTMENT. In addition to the consideration set forth in Article I of this Agreement, after the Closing there shall be a debt adjustment in the long-term obligations and lines of credit of both 3-D and Greenfield and the Related Party Note and Bank Note of Plymouth Development Company ("Plymouth") as set forth and defined in the Plymouth Real Estate Purchase Agreement attached hereto as Exhibit 9.11 (the "Debt Adjustment"). The Debt Adjustment shall be calculated and based upon the increase or decrease between the unaudited amounts of such items on 3-D's, Greenfield's and Plymouth's March 31, 1996 Balance Sheets and the audited and/or agreed upon procedure balance of the same items on the Closing Date. The audit or agreed upon procedures shall be based on the books and records of Sellers and Plymouth and shall be performed by Buyer, in cooperation with the Sellers and Plymouth, at Buyer's expense and delivered to Sellers on or about the Closing Date. The Debt Adjustment shall be based only upon any increases or decreases in the specific long-term obligations and lines of credit

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


set forth in Sections 1.02(a)(ii) and 1.02(b)(ii) of this Agreement and the Bank Note and Related Party Note as set forth in the Plymouth Real Estate Purchase Agreement. The audits or agreed upon procedures shall be prepared in accordance with generally accepted accounting principles and methods applied on a consistent basis and on or about the Closing Date after the completion of the audits or agreed upon procedures applicable to the Debt Adjustment, said audits and/or agreed upon procedures and related information shall be made available to the Sellers.

     2.03 PAYMENT OF ADJUSTMENT ESCROW FUNDS NOT SUBJECT TO POTENTIAL DISPUTE. Upon receipt of the Working Capital Adjustment and the Debt Adjustment, (being a date within (45) days after the Closing Date), Buyer and Sellers agree to jointly instruct the escrow agent to disburse the amount held by the escrow agent which is in excess of the claimed amount of payment to Buyer from the Working Capital Adjustment and Debt Adjustment escrow fund. Escrow agent shall also pay the pro rata portion of interest accrued on such amounts to Sellers. Payment of the balance of the amount held by escrow agent for the Working Capital Adjustment and Debt Adjustment shall be determined as set forth in
Section 2.05.

     2.04 PAYMENT OF WORKING CAPITAL ADJUSTMENT AND DEBT ADJUSTMENT. Unless there is a Dispute as set forth in Section 2.05, upon expiration of the fifteen
(15) day Dispute Period, the amount due from Sellers to Buyer or Buyer to Sellers, as applicable, shall be paid by the escrow agent and/or the applicable party to the other party within five (5) days as follows:

     a) If the Working Capital Adjustment and the Debt Adjustment reflect that amounts are due from Sellers to Buyer the escrow agent shall pay to the Buyer the amount due, from the remaining funds withheld pursuant to Section 1.02(d) and 2.03. If the amount withheld is greater than the amount of Working Capital Adjustment and the Debt Adjustment, the escrow agent shall remit the difference to Sellers. If the amount withheld is less than the amount of the Working Capital Adjustment and the Debt Adjustment combined, the escrow agent shall pay to the Buyer all of the funds withheld pursuant to
Section 1.02(d) and the Sellers shall pay to Buyer the remaining balance of the Working Capital Adjustment and the Debt Adjustment by certified check or wire transfer, as determined by Buyer.

     b) If the Working Capital Adjustment and the Debt Adjustment reflect that amounts are due from Buyer to Sellers, the escrow agent shall disburse the applicable amount withheld pursuant to Section 1.02(d) and Buyer shall pay the additional amount of the Working Capital Adjustment and Debt Adjustment, if any, by certified check or wire transfer, as determined by Sellers.

     2.05 RESOLUTION OF DISPUTES REGARDING WORKING CAPITAL AND DEBT ADJUSTMENTS. Disputes with respect to the calculation of the Working Capital or Debt Adjustments shall be resolved as follows:

     a) Sellers shall have fifteen (15) days after receipt (the "Dispute Period") of the calculation of the Working Capital or Debt Adjustments from Buyer to contest the Working Capital or Debt Adjustments. If Sellers do not give written notice to Buyer of a dispute within the Dispute Period (a "Dispute Notice"), the calculation of the Working Capital and Debt Adjustments shall be deemed to have been accepted and agreed to by Sellers in the form in which they were delivered by Buyer, and shall be final and binding upon the parties hereto. If Sellers take exception within the Dispute Period and have a dispute ("Dispute"), Sellers shall deliver to Buyer a Dispute Notice within the Dispute Period, setting forth in reasonable detail the elements and amounts with which they disagree. Within fifteen (15) days after delivery of such Dispute

Notice, the parties hereto shall attempt to resolve such Dispute and agree in writing upon the final content and amounts of the calculation of the Working Capital and Debt Adjustments.

     b) If the parties are not able to resolve the Dispute within fifteen (15) days of receipt of a Dispute Notice, the Sellers' accountants and Buyer's accountants shall review the matters in Dispute. Within ten (10) days of commencement of review by the accountants, Buyer and Sellers shall deliver to the other a written statement of each matter subject to the Dispute identifying the estimated amount of each such matter and setting forth the relevant facts and reference to the relevant GAAP provision supporting to the position of that party. The accountants for Sellers and Buyer shall then review the relevant facts and GAAP provisions and attempt to resolve the Dispute and obtain the approval of Sellers and Buyer. Unless extended by the parties, the review by the accountants shall be completed within twenty (20) days. If approval of Sellers and Buyer is not obtained within that time, the resolution of the Dispute shall proceed as set forth in Section 2.05(c) hereof.

     c) If the accountants for the Sellers and Buyer with approval by Sellers and Buyer are unable to resolve the Dispute, the parties hereto agree that the Cleveland, Ohio office of Ernst & Young shall serve as the arbitrating accountant to settle such Dispute (the "Arbitrating Accountant"). In connection with the resolution of the Dispute, the Arbitrating Accountant shall have access to all documents, records, work papers, facilities and personnel necessary to perform its function as arbitrator. The Arbitrating Accountant's function shall be to calculate the Working Capital and Debt Adjustments based on the requirement of this Article II. The arbitration before the Arbitrating Accountant shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association. The Arbitrating Accountant's award with respect to any

Dispute shall be final and binding upon the parties hereto, and judgment may be entered on the award. The fees and expenses of the Arbitrating Accountant with respect to any Dispute shall be paid one-half by Sellers and one-half by Buyer. Upon the resolution of all Disputes, the calculation of the Working Capital and Debt Adjustments shall be revised, as appropriate, to reflect such resolution and payment made as appropriate within ten (10) days.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS
                  ---------------------------------------------

     The parties agree that the representations, warranties, agreements, covenants and conditions stated in this Agreement shall survive the Closing. The parties further agree that the representations and warranties set forth in this Agreement are true as of the date of this Agreement and will be true as of the Closing Date of this transaction. Sellers represents and warrants to Buyer that:

     3.01 CORPORATE ORGANIZATION. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Michigan and has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns. Sellers have heretofore delivered to Buyer complete and correct copies of the Certificate of Incorporation and By-Laws or Code of Regulations of Sellers, as presently in effect.

     3.02 AUTHORIZATION: ENFORCEABILITY. Each Seller has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The Board of Directors and Stockholders of each Seller have taken all action required by law, its respective Certificate of Incorporation and By-Laws or Code of Regulations or otherwise to be taken by them to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and this Agreement is a valid and binding agreement of each Seller enforceable in accordance with its terms.

     3.03 NO VIOLATION. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any provision of the Certificate of Incorporation and By-Laws or Code of Regulations of any of the Sellers or, violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any security interest, lien, other than normal and customary statutory liens applicable to the sale hereunder not yet due and payable (i.e., statutory liens for sales, use, personal property, payroll and Michigan Single Business Taxes provided however the statutory liens hereunder are the responsibility of the Sellers and shall be released by the Sellers at their sole cost and expense as soon as reasonably practical after the Closing) or other encumbrance upon any property or assets of either Seller under, any agreement or commitment to which either Seller is a party or by which either of them is bound, or to which their property is subject.

     3.04 ACCOUNTS RECEIVABLE. All accounts and trade receivables ("Accounts Receivable") of Sellers as shown on the March 31, 1996 and Closing Date Balance Sheets, will represent sales actually made in the ordinary course of business, are not subject to any defenses, and will be current and collectible as shown on the March 31, 1996 Balance Sheet. Attached hereto in Section 3.04 of the Disclosure Schedule is a copy of the most accurate and current 1996 aging reports of the trade and accounts receivable of Sellers showing separately for each receivable its age denominated as "0-30 days"; "30-60 days"; "60-90 days"; and "older than 90 days". Since July 3, 1996, none of the Accounts Receivable are or will be subject to discounts or other reductions of the stated amounts due.

     3.05 INVENTORY. Except as will be set forth in Section 3.05 of the Disclosure Schedule: (i) except for gauges, fixtures, jigs, dies, tool and molds which consist of a quality and quantity usable and salable within twelve (12) months in the ordinary and usual course of business, or which have an applicable demonstrated purchase order, all of the Inventory to be sold to Buyer pursuant hereto consist of a quality and quantity usable and salable within four (4) months in the ordinary and usual course of business, or have an applicable demonstrated purchase order, except for items of obsolete materials and materials of below-standard quality, all of which have been or will be written off or written down to fair market value prior to Closing; (ii) all Inventory not written off have been or will be priced at the lower of cost or market in accordance with generally accepted accounting principles; (iii) the quantities of each type of Inventory (whether raw materials, work-in-progress, or finished goods) are not excessive, but are reasonable and warranted in the present circumstances of the Businesses of Sellers; and (iv) the best of Sellers' knowledge all work in process and finished goods inventory are free of any defect or other deficiency and meet, in all respects, all required specifications of the customers of Sellers and any federal, state, foreign and local code standards, if applicable, for such Inventory, provided that notwithstanding the above warranty of Sellers applicable to work-in-process and finished goods, Sellers shall be responsible under the indemnification provisions provided herein for all work-in-process or finished goods which fails to meet the specifications set forth above.

     Buyer covenants and agrees that for a period of twelve (12) months after the Closing Date, Buyer in cooperation with the Sellers, shall use its best efforts to sell all inventory which has not been purchased by Buyer hereunder and which has been classified as obsolete pursuant to the audited Closing Balance Sheet. Upon the sale of such obsolete inventory by the Buyer, all proceeds therefrom, less the reasonable expenses of sale if any, shall be paid immediately and directly to the Sellers. All unsold obsolete inventory, after the twelve (12) month period set forth above, shall be immediately transferred and moved from the Buyer's locations, at Sellers' cost, to the Sellers, without representation, warranty or other recourse. For a period of twelve (12) months after the Closing Date, Buyer shall retain a right of first refusal to purchase from Sellers the obsolete inventory as set forth or excluded pursuant to the audited Closing Balance Sheet.

     3.06 INTERIM OPERATIONS. Since March 31, 1996, the Greenfield and 3-D Businesses have been conducted only in the ordinary and usual course consistent with past practice and there have not been any adverse changes in the consolidated financial condition, assets or results of operations of Greenfield or 3-D since that date.

     3.07 TITLE TO PROPERTIES; ENCUMBRANCES. Each Seller has good and marketable title to all the Assets it purports to own in each case free and clear of all liens and encumbrances, except the liens and encumbrances disclosed by Sellers in Section 3.07 of the Disclosure Schedule and expressly assumed by Buyer. Sellers shall obtain and deliver to Buyer Uniform Commercial Code UCC-11 searches which shall be updated as of the Closing Date.

     3.08 PLANT AND EQUIPMENT. (a) The owned plants, structures and equipment of Sellers, are structurally sound and are in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put. Except as is set forth in Section 3.08 of the Disclosure Schedule, Sellers have not received notification that either is in violation of any applicable building, zoning, anti-pollution, health or other law, ordinance or regulation in respect of its plants or structures or their operations and, no such violation exists; (b) The leased plants, structures and equipment of Sellers are, to the best of Sellers' knowledge, structurally sound and are in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put; (c) Except as is set forth in
Section 3.08 of the Disclosure Schedule, which sets forth plant and equipment defects in excess of $50,000, for a period of twelve (12) months after the Closing Date the Sellers represent and warrant that the owned plants, structures and equipment of Sellers have no defects. Notwithstanding said representations and warranties, the Buyer agrees to pursue at its sole cost, as reasonably necessary and through litigation if necessary, any and all third parties who may be responsible for any defects in the plants, structures and equipment being transferred hereunder, prior to making a claim against Sellers related thereto.

     3.09 PATENTS, TRADEMARKS, TRADE NAMES, ETC. Except as set forth in Section
3.09 of the Disclosure Schedule, Sellers own, or are duly licensed or otherwise have the full and exclusive right to use, all patents, trademarks, tradenames, copyrights, technology, know-how and processes used in or necessary for the conduct of the Businesses as heretofore conducted. Section 3.09 of the Disclosure Schedule contains a complete list of (i) all patents, trademarks, trade names and copyrights used or proposed to be used by Sellers, all applications therefor, and all licenses and other agreements relating thereto and (ii) a complete list of all agreements relating to technology, know-how or processes which Sellers are licensed or authorized to use by others. Except as is set forth in Section 3.09 of the Disclosure Schedule, no claims have been asserted by any person to the use of any of the patents, trademarks, trade names, copyrights, technology, know-how or processes or challenging or questioning the validity or effectiveness of any such license or agreement set forth on Section 3.09 of the Disclosure Schedule, and Sellers do not know of any valid basis for any such claim; and the Sellers confirm that the use of such patents, trademarks, trade names, copyrights, technology, know-how or processes by Sellers does not infringe on the rights of any person. The above representations and warranties shall also apply to the making and selling of any products by Sellers.

     3.10 LEASES. Section 3.10 of the Disclosure Schedule contains an accurate list of all leases pursuant to which Sellers lease real or personal property. Except as is set forth in Section 3.10 of the Disclosure Schedule, all such leases are valid, binding and enforceable in accordance with their terms, and are in full force and effect; there are no existing defaults by Sellers thereunder; no event of default has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default by Sellers thereunder; and except for any consents required of lessors thereunder, which are set forth on Section
3.10 of the Disclosure Schedule, no consents of lessors are necessary to the consummation of the transactions contemplated by this Agreement.

     3.11 TAXES. Each of the Sellers have duly filed all tax reports and returns required to be filed by them and have duly paid all taxes and other charges due or claims to be due from it by federal, state, local or foreign taxing authorities (including, without limitation, those due in respect of the properties, income, franchises, licenses, sales or payrolls of any of them); and there are no tax liens upon any property or assets of the Sellers except liens for current taxes not yet due.

     3.12 CERTAIN SCHEDULES. There have been delivered to Buyer true and complete copies of the following schedules or contracts:

     (i) a schedule showing the address and approximate size of all buildings and facilities, leased, occupied or used by the Sellers;

     (ii) copies of all written contracts to perform services or for the purchase, sale, lease, or exchange of personal property to which either Seller is a party involving receipts by the Sellers or payments by the Sellers other than purchase orders or sales contracts entered into in the ordinary course of business;

     (iii) copies of all other currently effective written contracts, leases, agreements and other instruments to which either Seller is a party or is bound (other than insurance policies), together with a schedule listing such agreements, and all oral agreements involving payments in excess of $5,000 per annum to which either Seller is a party; provided, however, there shall separately be itemized and copies provided for all indebtedness of which either Seller is an obligor, maker or guarantor;

     (iv) a schedule of (a) each automobile, truck and other piece of automotive equipment owned or leased by the Sellers and its location, and (b) all liens, security interests, and encumbrances, of any kind (other than statutory liens not yet delinquent) to which the properties described in (a) of this Section
3.12 (iv) are subject (including copies of all instruments representing such liens, security interests, and encumbrances, of any kind);

     (v) a list, as of August 1, 1996, of the name, address and salary, as well as the title or functional position, of each current director and officer of the Sellers and each other current employee, consultant, representative, salesman or agent employed by or under contract with the Sellers, together with copies of all currently effective agreements or arrangements with regard to the payment of compensation, profit-sharing, pension, vacation, retirement or other compensation benefits to officers, directors, employees, or former directors, officers or employees of the Sellers;

     (vi) a schedule which sets forth (a) the name of each bank, trust company, stock and other broker with which the Sellers have an account, credit line, or safe deposit box or vault, (b) the names of all persons authorized to draw thereon or to have access to any safe deposit box or vault, (c) the purpose of each such account, safe deposit box or vault, and (d) the names of all persons authorized by proxies, powers of attorney or like instruments to act on behalf of the Sellers in matters concerning any of their businesses or affairs;

     (vii) copies of the form of all expressed or implied product warranties with respect to goods sold or services performed by the Sellers in the two (2) years prior to the date hereof and with respect to any claims regarding warranties of which Sellers have received notice of a claim which has not been resolved;

     (viii) copies of all pleadings or other documents relating to pending litigation or known claims against the Sellers;

     (ix) copies of all employee benefit plans (including profit sharing, health, life or other insurance plan, etc.) or other contractual obligation for deferred compensation of the Sellers (including any plan described in Section 3.16);

     (x) copies of all currently effective contracts containing covenants limiting the freedom of the Sellers to compete in any line of business or with any person in any geographical area;

     (xi) copies of all currently effective contracts or options relating to the acquisition by the Sellers of any operating business; and

     (xii) copies of all currently effective contracts or arrangements requiring the payment by the Sellers to any person of a commission or fee in excess of $1,000 per annum.

     Except as set forth in Section 3.12 of the Disclosure Schedule, the Sellers are not in default, nor but for a requirement that notice be given or that a period of time elapse or both, would be in default, under any contract, agreement, lease or other instrument to which they are a party or by which they or their properties are bound. Except as set forth in Section 3.12 of the

Disclosure Schedule, all of the Sellers' contracts, agreements, understandings, franchises, permissions and commitments, whether or not attached to a schedule to this Agreement, are in good standing, valid and effective and the Sellers have, in the ordinary course of business, paid in full all amounts due thereunder and have satisfied in full all of the liabilities and obligations with respect thereto and the Sellers are not in default under any of them, nor is any other party to such contracts, agreements, understandings, franchises, permissions or commitments in default thereunder. Except as set forth in Section
3.12 of the Disclosure Schedule, the Sellers have no reason to believe that any of such other parties is or will be unable to comply with any of such contracts, agreements, understandings, franchises, permissions or commitments. Except as set forth in Section 3.12 of the Disclosure Schedule, the Sellers are not a party to or bound by any contract, agreement, understanding, franchise, permission or commitment which was entered into other than in the ordinary and the usual course of its business.

     3.13 CERTAIN COMMITMENTS. Except as set forth in Section 3.13 of the Disclosure Schedule:

     (a) No purchase contracts or commitments to purchase of Sellers continue for a period of more than 12 months or are in excess of the normal, ordinary and usual requirements of business.

     (b) There are no outstanding sales contracts, commitments or proposals of Sellers which continue for a period of more than 3 months.

     (c) All contracts, agreements, or commitments for employment or personal services are terminable, without liability or expense, by Sellers on 30 days' or less notice.

     3.14 INSURANCE. Section 3.14 of the Disclosure Schedule contains an accurate and complete list of all material policies of fire, liability, workmen's compensation and other forms of insurance owned or held by the Sellers concerning the Businesses. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of the Closing have been paid, and no notice of cancellation, non-renewal, termination, or disallowance has been received with respect to any such policy. Such policies are sufficient for compliance with all requirements of law and of all agreements to which Sellers are a party, and are valid, outstanding and enforceable policies. Sellers will not change or cancel any insurance policy that would affect the nature or amount of existing insurance coverage. Sellers shall continue to maintain in full force and effect all policies of insurance in effect as of the date hereof up through the Closing Date. Sellers shall further continue in effect all prepaid insurance policies referred to in Section 1.01(a)(iv) for the remaining term of any such policies. As of the Closing Date, Sellers will obtain insurance policies which will provide adequate product liability "tail" coverage for all potential liabilities of Sellers, which coverage shall remain in effect for a mutually agreed upon period. Sellers shall name Buyer as an additional insured under such policies and shall deliver certificates for such policies to Sellers at Closing.

     3.15 LABOR MATTERS. Except as set forth in Section 3.15 of the Disclosure
Schedule:

     (a) Sellers are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and nondiscrimination in employment, and are not engaged in any unfair labor practice;

     (b) There is no unfair labor practice complaint against Sellers pending before the National Labor Relations Board;

     (c) There is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or affecting Sellers;

     (d) No representation question exists respecting the employees of Sellers;

     (e) No grievance which might have an adverse effect on Sellers or the conduct of the Businesses nor any arbitration proceeding arising out of or under collective bargaining agreements is pending and no claim therefore exists; and

     (f) There have not been at any time within the last three years any work stoppages or strikes at the locations owned or leased by the Sellers relating to the Businesses.

     (g) Neither Seller has any collective bargaining or union contracts or agreements; and

     (h) Neither Seller is the subject of any threatened or actual union petition activity, organizational campaign or other union organizational activity.

     (i) Prior to the Closing Date, to the best of Sellers knowledge, no officers or senior or key employees of Sellers are planning to terminate their relationships with Sellers other than Don B. Hinkel and Sellers further represent and warrant that they have advised Buyer that no other such persons intend to terminate their relationship with Sellers after the Closing Date.

     3.16 EMPLOYEE BENEFITS.

     (a) EMPLOYEE BENEFIT PLANS AND BENEFIT PROGRAMS OR AGREEMENTS. Section 3.16(a) of the Disclosure Schedule provides a description of each of the following, which is sponsored, maintained, or contributed to by either Seller for the benefit of the employees or former employees of such Seller or has been so sponsored, maintained, or contributed to within six (6) years prior to the Closing Date:

     (i) Each "employee benefit plan," as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, but not limited to, those employee benefit plans that may be exempt from some or all of the provisions of ERISA ("Plan"); and

     (ii) Each personnel policy, stock option plan, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, and each other employee benefit plan, agreement, arrangement, program, practice, or understanding which is not described in this
Section 3.16(a)(i) ("Benefit Program or Agreement").

     (b) COPIES OF PLANS AND BENEFIT PROGRAMS OR AGREEMENT. True, correct, and complete copies of each of the Plans, and related trusts, if applicable, including all amendments thereto, have been furnished to Buyer. There has also been furnished to Buyer, with respect to each Plan required to file such report and description, the most recent report on Form 5500 and the summary plan description. True, correct, and complete copies or descriptions of all Benefit Programs or Agreements have also been furnished to Buyer.

     (c) EMPLOYEE BENEFIT PLAN COMPLIANCE. Except as set forth in Section 3.16(c) of the Disclosure Schedule:

     (i) Neither Seller contributes to or has an obligation to contribute to, nor has either Seller at any time within six (6) years prior to the Closing Date contributed to or had an obligation to contribute to, a multi-employer plan within the meaning of Section 3(37) of ERISA;

     (ii) All obligations, whether arising by operation of law or by contract, required to be performed in connection with the Plans and Benefit Programs or Agreements have been performed, and there have been no defaults or violations by any party to the Plans or Benefit Programs or Agreements;

     (iii) All reports and disclosures relating to the Plans and Benefit Programs or Agreements required to be filed with or furnished to governmental agencies, participants, or beneficiaries have been filed or furnished in accordance with applicable law in a timely manner, and each Plan and each Benefit Program or Agreement has been administered in compliance with its governing documents and all applicable law;

     (iv) Each Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, ("Code") (A) satisfies the requirements of such Section 401(a), (B) has received a favorable determination letter from the Internal Revenue Service ("IRS") regarding such qualified status and governing amendments required under the Unemployment Compensation Amendments of 1992, the Omnibus Reconciliation Act of 1993, and the final nondiscrimination regulations under Section 401(a)(4) of the Code (or such amendments to such Plan have been timely made and filed with the IRS for such a determination letter), and (C) has not, since receipt of the most recent favorable determination letter, been amended or operated in a way that would adversely affect such qualified status;

     (v) There are no actions, suits, or claims pending (other than routine claims for benefits) or threatened against, or with respect to, any of the Plans or Benefit Programs or Agreements or their assets;

     (vi) All contributions required to be made to the Plans and Benefit Programs or Agreements pursuant to their terms and provisions have been made timely;

     (vii) As to any Plan subject to Title IV of ERISA, there has been no event or condition which presents a material risk of Plan termination, no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, no reportable event within the meaning of Section 4043 of ERISA has occurred, no notice of intent to terminate the Plan has been given under Section 4041 of ERISA, no proceeding has been instituted under Section 4042 of ERISA to terminate the Plan, and the assets of the Plan equal or exceed the actuarial present value of the benefit liabilities, within the meaning of Section 4041 of ERISA, under the Plan;

     (viii) As to any Plan intended to be qualified under Section 401(a) of the Code, there has been no termination of, partial termination of, or discontinuance of contributions to the Plan within the meaning of Section 411(d)(3) of the Code;

     (ix) No act, omission, or transaction has occurred that would result in imposition on either Seller of (A) breach of fiduciary duty or prohibited transaction liability under Section 409 or Section 502 of ERISA, (B) a civil penalty assessed pursuant to subsections (c), (i), or (l) of Section 502 of ERISA, or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code;

     (x) There is no matter pending (other than routine qualification determination filings) with respect to any of the Plans or Benefit Programs or Agreements before the IRS, the Department of Labor;

     (xi) Each trust, which is part of a Plan and intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code, satisfies the requirements of such

Section and has received a favorable determination letter from the IRS regarding such exempt status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which would adversely affect such exempt status; and

     (xii) With respect to any employee benefit plan, within the meaning of
Section 3(3) of ERISA, which is not listed on Section 3.16(a) of the Disclosure Schedule but which is sponsored, maintained, or contributed to, or has been sponsored, maintained, or contributed to within six (6) years prior to the Closing Date, by any corporation, trade, business, or entity under common control with Sellers, within the meaning of Section 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA ("Commonly Controlled Entity"), (A) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (B) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, and (C) all contributions (including installments) to such plan required by Section 302 of ERISA and
Section 412 of the Code have been timely made.

     (d) NO ADDITIONAL RIGHTS OR OBLIGATIONS. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not
(A) require either Seller to make a larger contribution to, or pay greater benefits under, any Plan or Benefit Program or Agreement than it otherwise would or (B) create or give rise to any additional vested rights or service credits under any Plan or Benefit Program or Agreement.

     (e) NO ADDITIONAL SEVERANCE. Neither Seller is a party to any agreement, nor has either established any policy or practice, requiring it to make a payment or provide any other form of compensation or benefit to any person performing services for either Seller upon termination of such services that would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.

     (f) NO EXCESS PARACHUTE PAYMENTS. In connection with the consummation of the transaction contemplated by this Agreement, no payments have or will be made under the Plans or Benefit Programs or Agreements which, in the aggregate, would result in imposition of the sanctions imposed under Section 280G or Section 4999 of the Code.

     (g) AMENDMENT OR TERMINATION OF PLANS. Each Plan and Benefit Program or Agreement may be unilaterally amended or terminated in its entirety by the Sellers without liability except as to benefits accrued thereunder prior to such amendment or termination.

     3.17 LITIGATION. Except as set forth in Section 3.17 of the Disclosure Schedule, there is no action, suit, inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or threatened against or involving either Seller, may have an adverse effect on the financial condition, assets or operations of either Seller or the ability to consummate the transactions contemplated by this Agreement. Further, Sellers do not know of any basis for any claim to be asserted against them or affecting the Assets.

     3.18 NO CONDEMNATION OR EXPROPRIATION. (a) Neither the whole nor any portion of the leaseholds or any other Real Property assets of Sellers is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor has any such condemnation, expropriation or taking been proposed; (b) there are no pending applications, ordinances, petitions, resolutions or other matters before any governmental agency having jurisdiction to act on zoning changes which would prohibit the use of the Assets or the locations owned, leased or used by Sellers relating to the Sellers' Businesses; and (c) there are no improvements installed or disclosed by any public authority to any part of the Real Property or Premises, the cost of which might be assessed against the Assets.

     3.19 CONSENTS AND APPROVALS OF GOVERNMENTAL AUTHORITIES. Except for requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and filing and recording appropriate documents as provided by the laws of the State of Michigan relating to conveyances of interests in real estate, if any, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by Sellers.

     3.20 NON-GOVERNMENTAL CONSENTS. Except for and as will be set forth in
Section 3.20 of the Disclosure Schedule, no consent of any non-governmental person will be necessary to the consummation of the transactions contemplated hereby, including, without limitation, consents from parties to loans, and contracts, leases or other agreements.

     3.21 COMPLIANCE WITH LAW. The operations of Sellers have been conducted in compliance with all applicable laws, regulations and other requirements of all national governmental authorities, and of all states, municipalities and other political subdivisions and agencies thereof, having jurisdiction over Sellers, including, without limitation, all such laws, regulations and requirements relating to antitrust, consumer protection, currency exchange, equal opportunity, health, occupational safety, pension, securities and trading-with the-enemy matters.

Neither Seller has received any notification of any asserted present or past failure by Sellers to comply with such laws, rules or regulations.

     3.22 ENVIRONMENTAL PROTECTION. The following is accurate and there is no information to the contrary that would make the following misleading. Except as otherwise disclosed in Section 3.22 of the Disclosure Schedule.

     (i) There is no storage, disposal, handling, generation, production, manufacture, refinement, transportation to other sites, production or treatment of Hazardous Substances by Sellers or any of their predecessors in interest or any predecessor owner or operator of any of the Real Property located at 8301 Ronda Drive, Canton, Michigan, and 32952 Capital, Livonia, Michigan, and the structures located thereon, as well as any other real estate owned, leased or otherwise used by Sellers in connection with the Businesses ("Real Property" or "Premises") at, upon, or away from any of the Real Property or any property adjacent to the Real Property, (which are included in the terms "Real Property" and "Premises" for purposes of this Section 3.22). There has been no "Release," nor threat of Release, as that term is defined under CERCLA, of any kind onto any plant, or into the environment surrounding any plant or any property adjacent to the Real Property, of any Hazardous Substances. The term "Hazardous Substances" shall include, but not be limited to, petroleum products, radon, flammable explosives, asbestos, polychlorinated biphenyls and/or hazardous substances within the meanings specified by any applicable local, state or federal statute regulation, rule, policy, procedure, decision, order and directive promulgated thereunder now in effect with respect to environmental protection including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C.
Section 9601 ET SEQ. ("CERCLA"), the Resource

Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 ET SEQ. ("RCRA"), the Hazardous Materials Transportation Act, as amended; The Toxic Control Act, as amended; The Occupational Safety and Health Administration ("OSHA"), Hazard Communication Standard, C.F.R. Section 1910.1200 ET SEQ.; the Solid Waste Amendments of 1984; the Superfund Amendments and the Re-authorization Act of 1986; the Clean Water Act; the Solid Waste Disposal Act, the Clean Air Act, as amended, and other federal or applicable state and municipal laws, policies or regulations now in effect concerning land use, zoning, water pollution, groundwater, filled wetlands protection, asbestos, petroleum products, air pollution, solid wastes, hazardous wastes, industrial waste, spills or other releases of toxic or hazardous substances, transportation of hazardous substances, materials and wastes and occupational or employee health and safety ("Environmental Laws"). No asbestos fibers or materials, urea-formaldehyde foam insulation, lead, radon or polychlorinated biphenyls are on or in the Premises and no claim has been made with respect thereto;

     (ii) The Premises are not being used or have previously been used for the treatment, collection, storage or disposal of any refuse, solid waste, industrial waste or objectionable wastes so as to require a permit or approval from the United States Environmental Protection Agency or the Michigan Environmental Protection Agency;

     (iii) The Premises are not contemplated to be used or have previously been used, or is now being used, for the generation, transportation, treatment, storage and disposal of any hazardous waste subject to regulation under RCRA or other Environmental Laws;

     (iv) No portion of any of the Premises are located on or over a "sanitary landfill" or an "open dump" within the meaning of RCRA;

     (v) There are no underground storage tanks located at or beneath any of the Premises and any underground storage tanks removed from the Premises as listed on Section 3.22 of the Disclosure Schedule have been removed in accordance with applicable Environmental Laws;

     (vi) No person has pursued a claim against Sellers for impaired health due to any violations of applicable Environmental Laws regarding the indoor air quality of the Premises and there are no existing violations of applicable Environmental Laws regarding the indoor air quality of the Premises;

     (vii) Disclosed in Section 3.22 of the Disclosure Schedule are the past and present disposal and reclamation sites used by Sellers to dispose of Hazardous Substances, solid wastes and industrial wastes generated by Sellers, and a list of any and all carriers Sellers have used in connection with the disposal of such hazardous materials or wastes. Sellers have never sent a Hazardous Substance to a site, which, pursuant to CERCLA or any Environmental Law, (1) has been placed or is proposed to be placed on a "CERCLIS" list or "National Priorities List"; or (2) is subject to a claim, an administrative order or other request to take "removal" or "remedial" action (as defined under CERCLA) or to pay for any costs relating to such site;

     (viii) Section 3.22 of the Disclosure Schedule sets forth a list, with expiration dates, of all written permits, licenses and consents issued by or received from local, state, federal or foreign governmental agencies relating to environmental matters ("Environmental Permits") which are held by Sellers or relate to the Premises and the operation of the Businesses and such Environmental Permits are all the permits which are necessary to conduct the Businesses as presently conducted in compliance with all applicable Environmental Laws. Sellers are in compliance with such Environmental Permits. Sellers have not received any notice of any violations of any Environmental Laws or Environmental Permits, and there have been no violations of said Environmental Laws, regulations or Environmental Permits. There are no proposed or pending changes in county or local laws, regulations, standards or in the Environmental Permits that would increase the present costs of compliance of such laws or change any methods of operation of the Businesses;

     (ix) All written reports of environmental audits or internal audits relating to environmental matters prepared within the last five years, and all citations, orders and decrees issued within the last five years by, for or on behalf of Sellers and/or concerning any of the Premises by or with any governmental agency with the respect to the treatment, storage or disposal of Hazardous Substances or with respect to air, water and noise pollution are listed in Section 3.22(ix) of the Disclosure Schedule. Sellers have not received notification pursuant to CERCLA or any other Environmental Laws of any potential liability with respect to the clean-up of any waste disposal site or wetlands reclamation at which they have disposed of any Hazardous Substances or fill or with respect to any other alleged violation of any of the Environmental Laws. There are no actions, suits, claims or proceedings pending or threatened, which could cause the occurrence of expense or costs of any name or description or would seek money damages, injunctive relief, remedial action or any other remedy that arises out of, or relate to, or results from (i) violation or alleged violation of any applicable Environmental Law or noncompliance or alleged noncompliance of an Environmental Permit with respect to the Premises; (ii) the presence of any Hazardous Substance or Release or the threat of a Release on, at or from the Premises, or any property adjacent to the Premises; or (iii) human exposure to any Hazardous Substance, noises, vibrations, or nuisances of whatever kind to the extent the same arise from the condition of the Premises or the operation, sale, transfer or conveyance thereof; and

     (x) No part of the Premises lies in an area designated as wetlands as defined under existing law and Sellers have not received any notice that the Premises lies within a wetlands area; and

     3.23 BROKERS AND FINDERS. With the exception of a fee payable by Sellers to Houlihan, Lokey, Howard & Zukin, Inc., whose fee shall be paid by Sellers, neither Sellers nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

     3.24 DISCLOSURE. No representations or warranties by Sellers in this Agreement and no statement contained in any document (including, without limitation, financial statements and the Disclosure Schedule), certificate, or other writing furnished or to be furnished by Sellers to Buyer pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of fact or omits or will omit to state any fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading, and there is no fact known to Sellers that adversely affects the Businesses or their operations and/or properties which has not been set forth in this Agreement, the Disclosure Schedule, or an Exhibit, list, schedule or description referred to in this Agreement.

     3.25 WORK-IN-PROCESS. Sellers' Work-in-Process is capable generally of being processed at ordinary costs and by ordinary procedures.

     3.26 ALL ASSETS USED IN THE BUSINESSES. All assets reasonably necessary to operate the Businesses in a manner consistent with the way they have been operated during the immediately preceding twenty-four (24) months will be transferred to Buyer under this Agreement, and there are no other assets material to the continued operation of such Businesses.

     3.27 NO LIABILITIES. Except for (i) liabilities or obligations which are disclosed or reserved against in the March 31, 1996 Balance Sheet, (ii) liabilities or obligations incurred in the ordinary course of business subsequent to the date of the March 31, 1996 Balance Sheet, (iii) liabilities or obligations disclosed in this Agreement, the Disclosure Schedule or in any Exhibit hereto, or which by the terms of this Agreement are permitted to be excluded, and (iv) liabilities or obligations not required by generally accepted accounting principles to be disclosed or reserved against on the March 31, 1996 Balance Sheet or the Closing Balance Sheet, Sellers have no liabilities or obligations relating directly to the Businesses.

     3.28 ACCURACY OF INFORMATION FURNISHED. No representation or warranty by Sellers contained in this Agreement or specifically required and attached hereto or in respect of the Exhibits, and no statement contained in any certificate furnished or to be furnished by or on behalf of Sellers pursuant to this Agreement, contains, or will contain, as at the date said representation or warranty is made or said certificate is or will be furnished, any untrue statement of a fact, or omits, or will omit to state as at the date said representation or warranty is made or said certificate is or will be furnished, any fact which is necessary to make the statements contained herein or therein not misleading.

     3.29 FINANCIAL STATEMENTS. As set forth in Section 3.29 of the Disclosure Schedule, the balance sheets of Sellers as of March 31, 1996, and the related statements of income, changes in stockholders' equity and cash flow for the periods then ended, have heretofore been provided to Buyer and are identified herein as the "Financial Statements". The Financial Statements are unaudited but have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (other than changes in classifications reflected on the unaudited March 31, 1996 financial statements) and present fairly the financial position of Sellers as at such dates, respectively, and the results of the operations for such periods and fairly set forth the information purported to be shown therein.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER
                     ---------------------------------------

     Buyer represents and warrants to Sellers as follows:

     4.01 CORPORATE ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. Buyer has heretofore delivered to Sellers complete and correct copies of the Certificate of Incorporation and By-Laws or Code of Regulations, as presently in effect.

     4.02 AUTHORIZATION: ENFORCEABILITY. Buyer has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The Board of Directors of Buyer has taken all action required by law, its Certificate of Incorporation and By-Laws or Code of Regulations or otherwise to authorize the execution and delivery of this Agreement and the transactions contemplated hereby, and this Agreement is a valid and binding agreement of Buyer enforceable in accordance with its terms.

     4.03 NO VIOLATION. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any provisions of the

Certificate of Incorporation or By-Laws or Code of Regulations of Buyer or violate, or be in conflict with, or constitute a default under, or cause the acceleration of the maturity of any debt or obligation pursuant to, any agreement or commitment to which Buyer is a party or by which Buyer is bound, or violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority by which Buyer is bound.

     4.04 NO CONSENTS. Except for any consent or approval required under the HSR Act, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or any other person (other than the consent of Buyer's Board of Directors that has already been obtained) is required in connection with the execution, delivery and performance of this Agreement by Buyer.

     4.05 LITIGATION. There is no action, suit, inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or threatened against or involving Buyer which may have an adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.

     4.06 BROKERS AND FINDERS. Except for Carleton, McCreary, Holmes & Co., whose fee shall be paid by Buyers, neither Buyer nor any of its officers, directors or employees have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

                                    ARTICLE V

                        PRE-CLOSING COVENANTS OF SELLERS
                        --------------------------------

     Pending the Closing, Sellers hereby covenant and agree with Buyer as follows:

     5.01 FULL ACCESS. Sellers shall afford to Buyer, its counsel, accountants and other representatives full access to the plants, offices, warehouses, properties, books and records of Sellers and to the key employees, customers, suppliers, sales representatives, distributors and other persons involved in the Businesses in order that Buyer may have full opportunity to make such investigations as it shall desire to make of the affairs of Sellers; and Sellers will cause their officers and accountants to furnish such additional financial and operating data and other information as Buyer shall from time to time request; PROVIDED, HOWEVER, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the businesses of Sellers.

     5.02 ANTITRUST LAWS. Within five (5) working days after the execution of this Agreement, Sellers shall make any and all filings which are required under the HSR Act. Sellers will furnish to Buyer such necessary information and reasonable assistance as Buyer may request in connection with its preparation of necessary filings or submissions to any governmental agency, including, without limitation, any filings necessary under the provisions of the HSR Act. Sellers will supply Buyer copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between Sellers or their representatives, on the one hand, and the FTC, the Antitrust Division of the U.S. Department by the Sellers and one half by the Buyer.

     5.03 CONDUCT OF BUSINESS OF THE SELLERS PRIOR TO THE CLOSING DATE.

     In addition to the provisions of Section 13.01(b) of this Agreement, if Sellers do not comply with the requirements of this Section 5.03, Buyer may terminate this Agreement upon the occurrence of such noncompliance.

     (a) The Businesses of the Sellers shall be operated consistent with past practice, and, consistent with such operation, the Sellers will use their best efforts to preserve intact the present organization of the Sellers' goodwill associated with the Businesses of the Sellers and the relationships of the Sellers with persons having relationships with it. Sellers will not provide discounts or other favorable payment terms of the amounts of any Accounts Receivable except to the extent consistently provided to existing customers.

     (b) No change shall be made in the governing documents of Sellers.

     (c) No change shall be made in the number of shares of the Sellers; nor shall any option, warrant, call, right, commitment, conversion right, right of first refusal, or agreement of any character be granted or made by the Sellers or relating to the authorized shares thereof; nor shall the Sellers or the Sellers' issue, grant or sell any securities or obligations convertible into shares of the Sellers; nor shall the Sellers declare, set aside for the payment of, or pay any dividend or distribution of assets (in cash, kind or otherwise) in respect of their share capital, nor repurchase or agree to repurchase any share of such share capital.

     (d) Sellers shall not without the consent of the Buyer, settle any disputed tax claims in any material amount (including interest and penalties).

     (e) Sellers shall duly comply in all respects with all laws applicable to them and all laws applicable to the transactions contemplated by this Agreement.

     (f) Except consistent with past practice, or with the prior written approval of Buyer, Sellers shall not (i) incur any indebtedness in addition to any indebtedness outstanding on the date hereof or any renewals or extensions thereof; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other individual, firm or corporation.

     (g) Sellers shall not (i) increase the compensation payable or to become payable by the Sellers to any officer or employee thereof, or increase any bonus, insurance, pension or other employee benefit plan, or increase any payment plan, payment or arrangement made to, for or with any employees, or (ii) commit itself to any additional pension, profit sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment or consulting agreement with or for the benefit of any person or to amend any of such plans or any of such agreements in existence on the date hereof.

     (h) Sellers shall not sell, transfer, mortgage, or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage or otherwise dispose of or encumber, any properties, real, personal or mixed, tangible or intangible without the prior written approval of Buyer.

     (i) Except as set forth in Schedule 5.03(i), without the prior written approval of Buyer, Sellers shall not enter into any other agreement, commitment or contract, except agreements, commitments or contracts for the purchase, sale or lease of products or services consistent with past practice and not in excess of current requirements such amount not to exceed $5,000.

     (j) Except as set forth in Schedule 5.03(j), Sellers shall not make any single capital expenditure, capital addition or capital improvement in an amount that shall not exceed $5,000 per annum in the aggregate without prior written approval of Buyer.

     (k) Neither the Sellers nor the officers or directors of the Sellers shall approve, recommend or undertake, with the Sellers as the surviving, disappearing or acquiring corporation, any merger, consolidation, acquisition of all or substantially all of the assets, or tender offer or other takeover transaction, or enter into any negotiations with, or furnish or cause to be furnished, any information concerning their Businesses, properties or assets to, any person (other than Buyer) which the Sellers or any of such officers or directors knows to be interested in any such transaction.

     (l) Sellers shall not take, or knowingly permit to be taken, any action or do, or knowingly permit to be done, anything in the conduct of the Businesses of the Sellers which would be contrary to or in breach of any of the terms or provisions of this Agreement or which would cause any of the representations contained herein to be or become untrue.

     (m) Sellers shall not settle any claim, action or proceeding commenced after the date hereof without prior written consent of Buyer.

     (n) Except for wages or other employee benefits due to employees under existing arrangements, the Sellers shall not declare or set aside payment for or make any dividend or other distribution whether in cash, stock or property (or any combination thereof) to the shareholders of the Sellers or any other third parties.

     (o) Sellers shall not make any loans or advances to any officer, director, employee, consultant, representative, salesman or agent of the Sellers involving more than $1,000 in the aggregate or make any other loan or advance.

     (p) Neither Seller shall change its accounting methods or practices, or change the depreciation or amortization policies or rates theretofore adopted by it.

     (q) Except as set forth in Section 5.03(q) of the Disclosure Schedule, Sellers shall not pay or commit to pay any commission or other amount to any shareholder or any director or officer of the Sellers or any employee, consultant, representative, salesman or agent of the Sellers or any relative or affiliate of any of them.

     (r) Sellers shall not make any unlawful payment to any governmental or quasi-governmental officials or payments to customers or suppliers for the sharing of fees or rebating of charges or reciprocal practices.

     (s) Sellers shall keep and maintain the Assets in operable and functional condition and repair, reasonable wear and tear excepted, and shall duly observe and conform to all of the terms and conditions upon or under which any of the Assets are held.

     5.04 RISK OF LOSS.

     To the extent that (i) any tangible property of Sellers being transferred to Buyer hereunder or (ii) any real property of which Sellers are or become the owner or lessee and which Sellers are selling or to which Sellers are assigning their rights as lessees to Buyer is destroyed or damaged by fire or other casualty or is condemned or taken by any governmental authority or otherwise acquired pursuant to eminent domain authority during the period from the execution of this Agreement to the Closing Date, Sellers shall bear the risk of loss. In the event of such loss,

Buyer shall, at its option either, (A) require Sellers to repair or restore such property to its condition prior to damage or destruction; or (B) require Sellers to pay to Buyer, as soon as practical after an appropriate investigation has been made to determine the extent of the loss, the insurance or condemnation proceeds, if any, received by Sellers, together with any additional amounts necessary for Buyer to repair or restore such property to its condition prior to damage or destruction if it is not repaired or restored prior to the Closing Date; or (C) terminate this Agreement and obligations hereunder.

     5.05 COVENANT TO SATISFY CONDITIONS. Sellers will use their respective best efforts to satisfy the conditions set forth in Article VIII hereof.

     5.06 SUBSEQUENT EVENTS. Sellers shall promptly notify Buyer in writing of the existence or happening of any fact, event or occurrence which materially or adversely alters the accuracy or completeness of any representation or warranty set forth in this Agreement.

                                   ARTICLE VI

                         PRE-CLOSING COVENANTS OF BUYER
                         ------------------------------

     6.01 ANTITRUST LAWS. Within five (5) working days after the execution of this Agreement, Buyer shall make any and all filings which are required under the HSR Act. Buyer will furnish to Sellers such necessary information and reasonable assistance as Sellers may request in connection with its preparation of necessary filings or submissions to any governmental agency, including, without limitation, any filings necessary under the provisions of the HSR Act. Buyer will supply Sellers copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between Buyer or its representatives, on the one hand, and the FTC, the Antitrust Division of the U.S. Department of Justice or any other governmental agency or authority or members of their respective staffs, on the other hand with respect to this Agreement and the transactions contemplated hereby. The HSR Act filing fee shall be paid one-half by the by Sellers and one-half by the Buyer.

     6.02 COVENANT TO SATISFY CONDITIONS. Buyer will use its best efforts to satisfy the conditions set forth in Article IX hereof.

     6.03 DUE DILIGENCE. Buyer shall use its best efforts to complete its due diligence review of the Assets by September 15, 1996, and, in that light, shall arrange for the Phase I Environmental Audit to be completed prior to that date, at Buyer's expense. Buyer shall contribute up to Five Thousand Dollars ($5,000.00) of the costs for the Phase II Environmental Audit and Sellers shall be responsible for the remainder of such Phase II costs. If the Environmental Audits disclose any violation of the Environmental Laws which is not completely remediated by Sellers within a reasonable period of time prior to Closing, Buyer may terminate this Agreement.

                                   ARTICLE VII

                          CONFIDENTIALITY AND PUBLICITY
                          -----------------------------

     7.01 CONFIDENTIALITY. Each party hereto will hold and will cause its consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all documents and information concerning the other party furnished it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (i) in the public domain through no fault of such party, or (ii) later lawfully acquired from other sources by the party to which it was furnished), and each party will not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors in connection with this Agreement. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained except to the extent such information comes into the public domain through no fault of the party required to hold it in confidence, and such information shall not be used to the detriment of, or in relation to any investment in, the other party and all such documents (including copies thereof) shall be returned to the other party immediately upon the written request of such other party. Sellers acknowledge that Shiloh Industries, Inc. is the ultimate parent of Buyer and that such corporation is a publicly traded company subject to the laws and regulations enforced by the United States Securities and Exchange Commission. Sellers agree that they will not take or allow any shareholder, officer, director, agent, or representative of Sellers to take any action which is a violation of any federal or state securities laws, including, without limitation any improper purchase or sale of the securities issued by Shiloh Industries, Inc. or disclosure of information hereunder

     7.02 PUBLICITY. Except as required by law, the rules of any stock exchange or any governmental authority, prior to the Closing Date no public announcement or other publicity regarding the transactions referred to herein shall be made by Buyer, Sellers or any of the respective affiliates, officers, directors, employees, representatives or agents, without the prior written approval of both Buyer and Sellers as to form, timing and manner of distribution or publication; PROVIDED, HOWEVER, that nothing in this Section 7.02 shall prevent such parties from disclosing this Agreement and discussing such transactions with those persons whose approval, consent, agreement or opinion, as the case may be, is required for consummation of this Agreement.

                                  ARTICLE VIII

                      CONDITIONS TO OBLIGATIONS OF SELLERS
                      ------------------------------------

     Each and every obligation of Sellers under this Agreement to be performed on or before the Closing shall be subject to the satisfaction, on or before the Closing, of each of the following conditions, unless waived in writing by
Sellers:

     8.01 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of Buyer contained herein shall be in all respects true, complete and accurate as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of such date, except for changes expressly permitted or contemplated by the terms of this Agreement.

     8.02 PERFORMANCE. Buyer shall have performed and complied with all agreements, obligations, covenants, and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing.

     8.03 RECEIPT OF CONSENTS. Sellers shall have obtained all consents of Sellers' lenders and other third parties required for Sellers to consummate the transactions contemplated hereby which Sellers will use their respective best efforts to obtain as set forth in Section 5.05.

     8.04 NO GOVERNMENTAL PROCEEDING OR LITIGATION. No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.


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



     8.05 NO INJUNCTION. On the Closing Date there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as provided or imposing any conditions on the consummation of the transactions contemplated hereby which Sellers deem unacceptable in their sole discretion.

     8.06 HSR ACT WAITING PERIODS. All waiting periods applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired without governmental objection to the transactions contemplated hereby.

     8.07 OPINION OF COUNSEL. Buyer shall have delivered to Sellers an opinion of counsel to Buyer dated as of the Closing Date, in form and substance reasonably satisfactory to Sellers, with respect to the matters set forth in
Exhibit 8.07 hereto.

     8.08 CORPORATE ACTIONS. Buyer shall have delivered to Sellers on or prior to the Closing Date certified resolutions of the Board of Directors and Shareholders of Buyer authorizing Buyer to consummate the transaction anticipated hereunder.

     8.09 CERTIFICATES. Buyer shall have furnished Sellers with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article VIII as may be reasonably requested by Sellers.

     8.10 ASSUMPTION AGREEMENTS. Simultaneously with the Closing, the parties shall execute and deliver the Greenfield and 3-D Agreements of Assignment and Assumption as set forth in Sections 1.02(a)(iv) and 1.02(b)(iv) of this Agreement.

                                   ARTICLE IX

                       CONDITIONS TO OBLIGATIONS OF BUYER
                       ----------------------------------



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


     Each and every obligation of Buyer under this Agreement to be performed on or before the Closing shall be subject to the satisfaction, on or before the Closing, of each of the following conditions, unless waived in writing by Buyer:

     9.01 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of Sellers contained herein shall be in all respects true, complete and accurate as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of such date, except for changes expressly permitted or contemplated by the terms of this Agreement.

     9.02 PERFORMANCE. Each of Sellers shall have performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing, including, without limitation, assignment of all Real Property Leases as set forth in
Section 1.01(a)(xv), delivery of the insurance certificates as set forth in
Section 3.14, and compliance with all of the covenants set forth in Article V of this Agreement.

     9.03 RECEIPT OF CONSENTS. Sellers shall have received all consents of Sellers' lenders and other third parties required for Sellers to consummate the transactions contemplated hereby which Buyer shall use its best efforts to obtain as set forth in Section 6.02.

     9.04 NO GOVERNMENT PROCEEDING OR LITIGATION. No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.


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



     9.05 NO INJUNCTION. On the Closing Date there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated hereby which Buyer deems unacceptable in its sole discretion.

     9.06 HSR ACT WAITING PERIODS. All waiting periods applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired without governmental objection to the transactions contemplated hereby.

     9.07 OPINION OF SELLERS' COUNSEL. Sellers shall have delivered to Buyer an opinion of counsel to Sellers dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, with respect to the matters set forth in Exhibit 9.07 hereto.

     9.08 ENVIRONMENTAL ASSESSMENT. Buyer shall have received an acceptable Phase I Environmental Audit reports and such further environmental audits, investigations and studies as may be reasonably required or recommended by Buyer's legal counsel with respect to the Real Property and that shall be acceptable to the sole satisfaction of the Buyer in form and substance as provided in Section 6.03 of this Agreement.




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



     9.09 CORPORATE ACTIONS. Sellers shall have delivered to Buyer on or prior to the Closing Date certified resolutions of the Board of Directors and Shareholders of Sellers authorizing Sellers to consummate the transactions contemplated hereunder in the form attached hereto as Exhibit 9.09.

     9.10 CERTIFICATES. Sellers shall have furnished Buyer with such certificates of their respective officers and others to evidence compliance with the conditions set forth in this Article IX as may be reasonably requested by Buyer, in the form attached hereto as Exhibit 9.10.

     9.11 REAL ESTATE PURCHASE AGREEMENT WITH PLYMOUTH DEVELOPMENT CORPORATION. Simultaneously with the Closing, Plymouth Development Company, a Michigan limited partnership, shall enter into a Real Estate Purchase Agreement with Buyer regarding the real estate located at 8301 Ronda, Canton, Michigan, in the form attached hereto as Exhibit 9.11.

     9.12 REAL ESTATE OPTION AGREEMENT WITH CONDOR LAND DEVELOPMENT COMPANY. Simultaneously with the Closing, Condor Land Development Company, a Michigan limited liability company, shall enter into a Real Estate Option Agreement with Buyer regarding the real estate located at Canton, Michigan, in the form attached hereto as Exhibit 9.12.

    9.13 ASSUMPTION AGREEMENTS. Simultaneously with the Closing, the parties shall execute and deliver the Greenfield and 3-D Agreements of Assignment and Assumption as set forth in Section 1.02(a)(iv) and 1.02(b)(iv) of this Agreement.

     9.14 NON-COMPETITION AGREEMENTS. Simultaneously with the Closing, the officers and directors of Sellers shall enter into Non-competition Agreements with Buyer in the form attached hereto as Exhibit 9.14.

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



     9.15 GUARANTIES. Simultaneously with the Closing, the officers and directors of Sellers shall execute and deliver to Buyer Guaranties of the obligations of Sellers under this Agreement in the form attached hereto as
Exhibit 9.15.

     9.16 CERTAIN AGREEMENTS. Effective as of the Closing Date, Buyer shall have entered into mutually acceptable agreements with certain key employees of Sellers including specifically, a Stay-On Agreement with William Fuller in the form attached hereto as Exhibit 9.16, as determined by Buyer, such agreements to be on terms and conditions acceptable to Buyer.

     9.17 ASSIGNMENT OF TAX ABATEMENTS. Effective as of the Closing, Sellers and all pertinent related parties shall assign and/or transfer to Buyer, to the sole satisfaction of Buyer, all tax abatements associated with the Greenfield and/or 3-D businesses including the Real Property and the Assets. Sellers shall be responsible for obtaining all necessary consents and approvals in order to assign and/or transfer such tax abatements and for paying all fees and expenses related thereto.

     9.18 NAME CHANGE. Evidence of an amendment to the Articles of Incorporation of Greenfield and of 3-D to be filed upon closing on the Closing Date changing their names from "Greenfield Die & Manufacturing Corp." and "3-D Engineering, Inc.", respectively, so as to distinguish them from Buyer's use of the name "Greenfield" and "3-D" after the Closing Date.

     9.19 NO MATERIAL ADVERSE CHANGE. Except as set forth on the Disclosure Schedule, since March 31, 1996, there has not been:

     (a) In Buyer's sole opinion, any material adverse change in the Assets, liabilities, or operating performance of Sellers;

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



     (b) Any damage or destruction, whether or not covered by insurance adversely affecting the properties or operations of the Greenfield and/or 3-D Businesses;

     (c) Any labor dispute adversely affecting the financial position or operations of Sellers; or

     (d) In Buyer's sole opinion, any other event or condition of any character materially adversely affecting the results of the operations or the financial position of Sellers.

     9.20 TRANSFER DOCUMENTS. Sellers shall have delivered to the Buyer on or before the Closing Date in proper form for recording where appropriate, General Warranty Bills of Sale, assignments and other good and sufficient instruments of transfer conveying and transferring to Buyer the entire right, title and interest of Sellers in and to the Assets as provided in this Agreement (the "Transfer Documents"), in form and substance reasonably satisfactory to Buyer's counsel; PROVIDED, HOWEVER, that to the extent that it is determined by the parties hereto that additional Transfer Documents are required, the condition set forth in this Section 9.20 shall be deemed satisfied if such additional Transfer Documents are delivered by Sellers to Buyer on or prior to the Closing Date.

     9.21 3-D LEASE AGREEMENT. Simultaneously with the Closing, Osprey Leasing L.L.C. shall enter into a Lease Agreement for the Premises utilized by 3-D as located at 32952 Capital, Livonia, Michigan 48150 in the form attached hereto as
Exhibit 9.21.

     9.22 ESCROW AGREEMENTS. Simultaneously with the Closing, the parties shall enter into the Working Capital Escrow Agreement in the form attached hereto as
Exhibit 1.02(d) and the Indemnity Escrow Agreement in the form attached hereto as Exhibit 1.02(e).




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



     9.23 WAIVERS OF CONFIDENTIALITY (STATE TAXES). Simultaneously with the Closing, Sellers shall execute and deliver Waivers of Confidentiality as to State Taxes, such waivers to be in the form attached hereto as Exhibit 9.23.

                                    ARTICLE X

                                   TAX MATTERS
                                   -----------

     10.1 PREPARATION AND FILING OF TAX RETURNS.

     Sellers represent and warrant to Buyer that Sellers shall cause to be included in tax returns ("Tax Returns") for federal, state and local income, sales, use, personal property, net worth, franchise, single business tax or any other tax ("Tax") of the Sellers for all periods ending on or before or which include the Closing Date, all tax items of the Sellers which are required to be included therein, shall file timely all such Tax Returns with the appropriate taxing authorities and shall pay timely all Taxes due with respect to the periods covered by such Tax Returns. Any Tax Return to be prepared pursuant to the provisions of this Article X shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns, except for changes required by changes in law.

     10.2 SURVIVAL. Anything to the contrary in this Agreement notwithstanding, the representations, warranties, covenants, agreements, rights and obligations of the parties hereto with respect to any Tax covered by this Agreement shall survive the Closing and shall not terminate until one day after the expiration of the statute of limitations (including extensions) applicable to such Tax. Indemnification for Taxes shall be determined as set forth in Article XII.

                                   ARTICLE XI

                            EMPLOYEE BENEFIT MATTERS
                            ------------------------


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


     11.1 EMPLOYEE MATTERS. Except as otherwise indicated in this Article XI, all capitalized terms used in this Article XI shall be as defined in Section
3.16 or as otherwise defined in this Agreement.

     11.2 EMPLOYMENT OF EMPLOYEES. As of the Closing Date, Buyer shall employ each active employee of the Sellers listed on Section 11.2 of the Disclosure Schedule and Buyer shall be responsible for all future obligations to such employees listed on Section 11.2 of the Disclosure Schedule which obligations occur and result from actions or events which occur after the Closing Date and relate to Buyer's operation of the Businesses after the Closing Date. For purposes of the preceding sentences, "active employee" shall mean (i) each employee who is physically at work on the last work day prior to the Closing Date and (ii) each employee who is not physically at work on such day solely because the employee is on employer-approved sick leave, vacation leave, paid time off, or leave under the Family and Medical Leave Act of 1993. The term "Employee" as used in this Agreement shall mean each active employee of Sellers who become employed with Buyer after the Closing Date. Notwithstanding the foregoing, Buyer expressly reserves the right to evaluate its work force needs and the work force needs of Buyer and to terminate the employment of any Employee after the Closing Date.


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



     11.3 BENEFITS

     (a) IN GENERAL. Effective as of the Closing Date: (i) except with respect to specific written authorization from the Buyer to the Sellers indicating otherwise, Sellers shall terminate each Plan and Benefit Program or Agreement listed on Section 3.16 of the Disclosure Schedule, including the Greenfield Die & Manufacturing Corp. 401(k) Plan (the "401(k) Plan") and the 3-D Engineering, Inc. Profit Sharing Plan (the "Profit Sharing Plan"). Notwithstanding the above, the Sellers may elect to maintain the Profit Sharing Plan, the 401(K) Plan, a Plan, Benefit Program or Agreement listed on Section 3.16 of the Disclosure Schedule after the Closing Date provided however, the Buyer is not assuming any liabilities, costs or obligations related to said Profit Sharing Plan, 401(K) Plan, a Plan, Benefit Program or Agreement. Effective as of the Closing Date, Buyer shall cause each Employee to be provided with benefits including group health and workers compensation insurance.

     (b) WELFARE PLANS. Effective as of the Closing Date: (i) Sellers shall terminate, or cease participation as an adopting entity of, as applicable, each Plan that is a welfare plan (as such term is defined in section 3(1) of ERISA) and each Benefit Program or Agreement that is a disability welfare plan excluded as a payroll practice under 29 C.F.R. Section 2510.3-1(b) or a plan entitled to favorable tax treatment under the Code ("Prior Welfare Plans"), and (ii) Buyer shall cause each Employee to be covered by each of Buyer's newly established welfare plans (as such term is defined in section 3(1) of ERISA) that provides medical, life, or disability benefits ("Buyer's Welfare Plans"), but only to the extent each such Employee is eligible for coverage under the terms of each such Buyer Welfare Plan. Effective as of the Closing Date: (i) Prior Welfare Plans shall be liable for any and all claims for benefits by Employees or former

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



employees for covered expenses incurred, or attributable to events that occurred, on or prior to the Closing Date specifically excluding workers' compensation claims made on or after the Closing Date, and (ii) Buyer's Welfare Plans shall be liable for any and all claims for benefits by Employees for covered expenses incurred after the Closing Date to the extent such expenses are attributable to events that occurred after the Closing Date. Without limiting the above, Buyer is not assuming any liabilities or obligations under any disability plans or Prior Welfare Plans, including any verbal promises for post-retirement medical benefits.

     (C) NONQUALIFIED RETIREMENT AND DEFERRED COMPENSATION PLANS. Effective as of the Closing Date, Sellers shall (i) terminate, or cease participation as an adopting entity of, as applicable, all Plans and Benefit Programs or Agreements that are deferred compensation or retirement plans, including the 401(k) Plan and the Profit Sharing Plan, ("Prior Retirement Plans") and (ii) cause to be made all contributions that are required to be made under all Prior Retirement Plans. Without limiting the above, Buyer is not assuming any liabilities or obligations of Sellers for any retirement benefits.

     (D) VACATION, SICK LEAVE, AND PAID TIME OFF. Effective as of the Closing
Date: (i) Sellers shall terminate, or cease participation as an adopting entity of, as applicable, all vacation, paid time off, and sick leave programs ("Prior PTO Plans"), and Sellers shall payout to the appropriate parties all vacation accrued amounts within a reasonable period of time after the Closing Date and
(ii) Buyer shall cause each Employee to be covered by any program of vacation, sick leave, and paid time off benefits maintained by Buyer ("Buyer's PTO Plans") to the extent each such Employee is eligible for coverage under the terms of any Buyer's PTO Plan. Without limiting the above, Buyer is not assuming any liabilities or obligation under any Prior

PTO Plans. Effective as of the Closing Date, (i) Prior PTO Plans shall be liable for any and all claims for benefits by Employees or former employees for covered expenses incurred or attributable to events that occurred on or prior to the Closing Date and Buyer's PTO Plans shall be liable for any and all claims for benefits by Employees for covered expenses incurred after the Closing Date to the extent such expenses are attributable to events that occurred after the Closing Date and relate to Buyer's operation of the Businesses after the Closing Date.

     (e) WORKERS' COMPENSATION. Effective as of the Closing Date: (i) Sellers shall cause, if applicable and if said coverage is not required hereunder, each Employee to cease to participate in any program of workers' compensation subscribed to or maintained by the Sellers ("Prior Workers' Compensation"), and
(ii) Buyer shall cause each Employee to be covered by any program of workers' compensation, which may be maintained by the Buyer ("Buyer's Workers' Compensation"). Effective as of the Closing Date: (i) Prior Workers' Compensation shall be liable for any and all covered claims for workers' compensation benefits by Employees or former employees to the extent such claims are for injuries or diseases that commenced or occurred on or prior to the Closing Date, and (ii) Buyer's Workers' Compensation, if any, shall be liable for any and all covered claims for workers' compensation benefits by Employees to the extent such claims are for injuries or diseases that commenced and occurred after the Closing Date. Section 11.3(e) of the Disclosure Schedule is a list of all active employees and former employees who filed for Workers' Compensation benefits which are still active and all persons who have filed applications which have not been concluded as of the Closing Date.

     (f) COBRA. Buyer shall cause to be provided to all former or inactive employees of Sellers who are on COBRA continuation as of the Closing Date and who are set


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



forth in Disclosure Schedule 11.3(f) sufficient medical, mental health, vision, dental, and other group health plan benefits to satisfy the obligations, if any, of Sellers and Buyer under the continuation of coverage provisions described in
Section 4980B of the Code and Sections 601 through 608 of ERISA and any similar continuation of health coverage provisions under applicable state law. Section 11.3(f) of the Disclosure Schedule is a list of all former and/or all current but not active, employees of Sellers who are receiving or who are eligible to receive COBRA benefits as of the Closing Date.

     (g) DISABLED EMPLOYEES. Section 11.3(g) of the Disclosure Schedule is a list of all former, and of all current but not active, employees of Sellers who are not physically at work because they have been determined to have a "permanent" or "temporary" disability and are receiving disability benefits. Unless specifically agreed to in writing by the Buyer, Buyer shall have no obligation or responsibility with regard to former, or current but not active, employees set forth on Section 11.3(g) of the Disclosure Schedule and after the Closing Date and Sellers shall maintain any and all applicable disability insurance coverage legally required for said former employees or current but not active employees.

     (h) OPTION OF BUYER TO RETAIN COVERAGE. Notwithstanding the provisions of this Section 11.3, Buyer may direct Sellers, in writing, to not terminate certain Plans, Benefit Programs or Agreements, Prior Welfare Plans, Prior Retirement Plans, or Prior Workers' Compensation as Buyer, in its sole discretion, may select to retain, at Buyer's cost for all future expenses, liabilities, claims and obligations related to matters incurred and arising after the Closing Date and related to actions or inactions applicable to said Plans, Benefit Programs or

Agreements, Prior Welfare Plan, Prior Retirement Plan Prior Workers' Compensation after the Closing Date and unrelated to any event or time period prior to the Closing Date.

     11.4 INDEMNITY REGARDING EMPLOYEES, PLANS, AND BENEFIT PROGRAMS OR AGREEMENTS. In addition to the provisions of Article XII of this Agreement, Sellers shall retain or assume and be liable for all past, present, and future obligations and liabilities of Sellers arising out of any law or contract (i) with respect to each Plan and Benefit Program or Agreement, including the 401(k) Plan and the Profit Sharing Plan, (ii) with respect to each employee benefit plan, as such term is described in Section 3(3) of ERISA (including, but not limited to, any such employee benefit plan that is exempt from some or all of the provisions of ERISA), which was not sponsored, maintained, or contributed to by the Sellers but which is or was sponsored, maintained, or contributed to by any Commonly Controlled Entity either presently or at any time since 1974 ("Controlled Group Plan"), if any, and (iii) with respect to all employees and former employees of Sellers in connection with any event commencing, occurring, or failing to occur on or prior to the Closing Date, provided however after the Closing Date, except as specifically provided herein, Buyer shall be responsible for all obligations to former employees of the Sellers who become Employees of the Buyer in connection with any event commencing, occurring or failing to occur and related to Buyers operation of the Businesses after the Closing Date. Notwithstanding the above, Buyer shall be assuming after the Closing Date the Sellers State unemployment tax rates applicable to the Businesses. Sellers agree to indemnify Buyer and its affiliates, directors, officers, and employees with respect to any loss, liability, assessment, withdrawal liability assessment, funding deficiency assessment, taxes, interest, penalties, judgments, and employee benefit claims, (including any and all costs and fees related to



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



proceedings establishing such loss, liability, assessment, withdrawal liability assessment, funding deficiency assessment, taxes, interest, penalties, judgments, employee benefit claims) arising out of any law or contract, with respect to (i) each Plan and Benefit Program or Agreement, (ii) each Controlled Group Plan, if any, and (iii) each employee or former employee of Sellers. Notwithstanding the provisions of Sections 3.16 and 12.01, the indemnity provided in this Section 11.4 shall survive this Agreement until one day after the expiration of any applicable statute of limitations (and extensions) and shall be in addition to any other indemnities provided in this Agreement, and shall not be subject to any restrictions imposed in this Agreement upon any such other indemnities.

                                   ARTICLE XII

           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION
           -----------------------------------------------------------

     12.01 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Except as otherwise specifically provided herein, all representations and warranties made by Sellers in Article III hereof or elsewhere pursuant hereto, or by Buyer in Article IV hereof or elsewhere pursuant hereto, shall survive the Closing hereunder and any investigation at any time made by or on behalf of the other party for a period of thirty (30) month following the Closing, after which all representations and warranties and agreements made by the parties herein or pursuant hereto shall expire, terminate and be of no further force and effect and any suit, proceeding, claim for indemnity or other action by any party against another based on any alleged breach of any representation, warranty or covenant contained herein must be brought or made in writing within such thirty (30) months period provided that the representations contained in Section 3.07 shall not expire and that the representations, covenants and agreements of the parties to be performed after the Closing including without limitation those set forth in Articles X, XI and XII hereof shall survive in accordance with their respective terms.

     12.02 STATEMENTS AS REPRESENTATIONS. All statements of fact contained herein or in any certificate, schedule, list, exhibit, document or other writing delivered pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties within the meaning of
Section 12.01 hereof.

     12.03 AGREEMENT TO INDEMNIFY. Subject to the conditions and provisions herein set forth, from and after the Closing, Sellers jointly and severally, hereby agree from and after the Closing to indemnify, defend and hold harmless Buyer and each parent or subsidiary of Buyer from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and attorney's fees, asserted against or imposed upon or incurred by Buyer or any parent or subsidiary of Buyer resulting from (i) the breach of any representation, warranty or covenant of Sellers contained in or made pursuant to this Agreement, (ii) any breach of any covenant or obligation of Sellers contained herein; (iii) any and all liabilities and obligations of Sellers as of the Closing Date that are not expressly assumed by Buyer, including, without limitation, liabilities for Environmental Matters relating to the operation of the Sellers' Businesses prior to the Closing Date and, (iv) all liabilities and obligations of Buyer or Sellers (including fines and penalties) for death, personal injury, other injury to persons, property damage or losses or deprivations of rights, including, without limitation, any such liabilities or obligations for failure to warn, resulting from, caused by or arising out of, directly or indirectly, use of or exposure to any of the products of the Sellers' Businesses (or any part or element thereof) where the product was manufactured or where death,




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



injury, damages or a loss occurred on or before the Closing Date. Buyer represents and warrants that it will give Sellers prompt written notice of any claim with respect to which indemnification will be sought, and Sellers represent and warrant that they will jointly and severally, at their expense, defend Buyer in each action relating to any of the foregoing, provided, however, that Buyer may, at its own expense, retain such additional attorneys as it may deem necessary, which attorneys will be permitted by Sellers and its attorneys to observe and/or participate in all aspects of the defense of such action. Sellers shall have the right, after consultation with Buyer, to resolve and settle any such claims or actions which result only in the payment of money damages by Sellers, unless Buyer determines that such settlement would not be in its best interests or the interests of the Buyer, in which event Buyer shall promptly release Sellers from any and all liability with respect thereto upon the payment of the amount of said money damages to Buyer; notwithstanding anything herein to the contrary, Sellers shall not be liable under this Section 12.03, unless the losses, liabilities, damages, costs and expenses identified in this Section 12.03 exceed, in the aggregate, One Hundred Thousand Dollars ($100,000.00) in which event the Buyer shall be entitled to recovery (on a dollar one basis) of all such losses, liabilities, damages, costs and expenses up to the aggregate amount not to exceed Five Million Dollars ($5,000,000.00). The preceding sentence regarding threshold and cap amounts shall not apply to any losses, liabilities, damages, costs or expenses sustained as a result of a breach of representations contained in Section 3.07, 10.1 and Sections 11.1 through 11.4.

     12.04 NOTICE OF CLAIMS. In the event of any claim by Buyer under this
Article XII, whether the claim is made directly by Buyer or by a third party ("Claim"), Buyer shall notify Sellers in writing of said Claim, which notice shall set forth the basis of the Claim including,

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



without limitation, reference to the specific representation, warranty, or obligation alleged to have been breached and, if then determinable by Buyer, a reasonable estimate of the amount of loss or damages thereof (or, if in Buyer's good faith opinion, no such reasonable estimate can then be made by it, the maximum potential damages that, in Buyer's good faith opinion, might be sustained in connection with such claim).

     12.05 CONDITIONS OF INDEMNIFICATION OF THIRD-PARTY CLAIMS. The obligations and liabilities of Sellers under Section 12.05 hereof with respect to Claims for damages resulting from the assertion of liability and/or loss by third parties shall be subject to the following terms and conditions:

     (a) Buyer will give Sellers prompt written notice of any Claim asserted by a third-party against or imposed upon or incurred by Buyer or any parent or subsidiary of Buyer, and Sellers will undertake the defense thereof by representatives of its own choosing.

     (b) In the event that Sellers, within a reasonable time after notice of any such Claim, fail to defend, Buyer will (upon further notice to Sellers) have the right to undertake the defense, compromise or settlement of such Claim for the account of Sellers, subject to the right of Sellers to assume the defense of such Claim at any time prior to settlement, compromise or final determination thereof and in connection therewith reimburse Buyer promptly for all out-of-pocket fees, expenses and losses and employee wages or salaries for time incurred.

     (c) Anything in this Section 12.05 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may adversely affect Buyer or any parent or subsidiary of Buyer other than as a result of money damages or other money payments, Buyer shall have the right at its own cost and expense, to defend, compromise or settle such Claim, and (ii) Sellers

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



shall not, without Buyer's written consent, settle or compromise any Claim or consent to entry of any judgment which does not include as an unconditional term thereof the release by the claimant or the plaintiff of Buyer and/or Buyer's parent or subsidiary from all liability in respect of such Claim.

     12.06 PAYMENT OF CLAIMS. If at the time of presentation of a Claim of Buyer for indemnification directly for Buyer or for a third-party, the Indemnity Escrow Agreement is still in effect, the claim shall be determined and paid as set forth in the Indemnity Escrow Agreement. If at the time of presentation of a claim of Buyer for indemnification directly for Buyer or for a third-party the Indemnity Escrow Agreement has terminated, the claim shall be determined and paid by agreement of Sellers and Buyer or if the Sellers and Buyer are not able to agree upon resolution of the Claim, Sellers and Buyer shall submit the matter to arbitration as set forth in Section 15.07.

     12.07 REMEDIES CUMULATIVE. The remedies provided herein shall be cumulative and shall not preclude Buyer from asserting any other rights or seeking any other remedies against Sellers or their respective successors or assigns.

     12.08 INDEMNIFICATION BY BUYER. Buyer hereby agrees from and after the Closing to indemnify, defend and hold harmless Sellers and each parent or subsidiary of Sellers from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and attorney's fees, asserted against or imposed upon or incurred by Sellers from (i) the breach of any representation or warranty or covenant of Buyer contained in or made pursuant to this Agreement, (ii) the liabilities and obligations specifically assumed hereunder by Buyer, or (iii) any liabilities arising from




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



Buyer's ownership of the Assets or the operation of the Businesses by Buyer from and after the Closing. If the Buyer and Sellers are not able to agree upon resolution of the Claim, Buyer and Sellers shall submit the matter to arbitration as set forth in Section 15.07.

                                  ARTICLE XIII

                                   TERMINATION
                                   -----------

     13.01 METHODS OF TERMINATION. The transactions contemplated herein may be terminated at any time but not later than the Closing:

     (a) By mutual consent of the Buyer and Sellers; or

     (b) By the Buyer, at any time on or before the Closing Date, if there is any material matter made known during due diligence, disclosed by Sellers or otherwise determined by Buyer which is not acceptable to Buyer, in its sole discretion, or which cannot be mutually worked out between the Buyer and the Sellers, including, without limitation the failure to obtain assignment of a contract of Sellers as set forth in Section 1.01(a)(xvii), the disclosure of exceptions to any representation or warranty, or any failure to comply with any pre-closing covenant under Article V of this Agreement.

     (c) By the Sellers, at any time on or before the Closing Date, if there is any material matter made known to Sellers disclosed by Buyer or otherwise determined by Sellers which is not acceptable to Sellers in their sole discretion, or which cannot be mutually worked out between the Buyer and the Sellers.

     (d) By the Buyer on the Closing Date, if any of the conditions to Buyer's obligations provided for in Article IX of this Agreement shall not have been met or waived in writing by Buyer prior to such date; or



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



     (e) By the Sellers on the Closing Date, if any of the conditions to Sellers' obligations provided for in Article VIII of this Agreement shall not have been met or waived in writing by Sellers prior to such date; or (f) By the Buyer if the Closing Date has not occurred by November 1, 1996;

                           or

     (g) By the Sellers if the Closing Date has not occurred by November 1, 1996.

     13.02 PROCEDURE UPON TERMINATION. In the event of termination by the Buyer or by the Sellers, or both, pursuant to Section 13.01 hereof, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by Buyer or Sellers. If the transactions contemplated by this Agreement are terminated and/or abandoned as provided herein:

     (a) Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

     (b) All confidential information received by any party hereto with respect to the business of any other party or its subsidiaries shall be treated in accordance with Section 7.01 hereof; and

     (c) No party hereto shall have any liability or further obligation to any other party to this Agreement except as stated in subparagraphs (a) and (b) of this Section 13.02.

                                  ARTICLE XIV

                 NONCOMPETITION AND OTHER POST-CLOSING COVENANTS
                 -----------------------------------------------

     14.01 NONCOMPETITION. For a period of five (5) years from and after the Closing Date, Sellers covenant and agree that they shall not, directly or indirectly, engage in any manner

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



whatsoever in any business in competition with the Businesses as they are conducted immediately prior to the Closing Date either in the United States of America or any other country.

     14.02 INJUNCTIVE RELIEF. Sellers acknowledge that the restrictions contained in Section 14.01 are reasonable and necessary to protect the legitimate interests of the Buyer and its affiliates, and that any violations of any provision of Section 14.01 will result in irreparable injury to Buyer and its affiliates and that, therefore, Buyer and its affiliates shall be entitled to preliminary and permanent injunctive relief in any court of competent jurisdiction and to an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Buyer or its affiliates may be entitled.

     14.03 ACCESS TO BOOKS AND RECORDS. From and after the Closing, Buyer agrees to provide Sellers with access to the books and records of the Businesses as Sellers shall request in connection with Sellers' reasonable need for such records in connection with tax or other financial accounting matters.

     14.04 BUSINESS NAME. Sellers covenant and agree that Sellers shall not use the name or terms Greenfield and/or 3-D or any name or terms which may be confused with or attributed to such names Greenfield and/or 3-D from and after the Closing Date. Such names and all telephone numbers of Sellers, including 800 numbers shall be assigned to Buyer as of the Closing Date and Buyer shall take any and all actions which Buyer deems appropriate in connection with said names and telephone numbers.

     14.05 FURTHER ASSURANCES. Sellers will, from time to time after the Closing, upon the reasonable request of Buyer and at Buyer's expense, execute, acknowledge, and deliver all


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



such further acts, deeds, assignments, transfers, conveyances, and assurances as may be reasonably required to transfer to and to vest in Buyer all right, title, and interest of Sellers in and to the Assets and to protect the right, title, and interest of Buyer in and to all of the Assets.

                                   ARTICLE XV

                            MISCELLANEOUS PROVISIONS
                            ------------------------

     15.01 AMENDMENT AND MODIFICATION. This Agreement may be amended, modified and supplemented by written agreement of the respective Boards of Directors of the Sellers and Buyer, or by their respective officers authorized by such Boards of Directors, at any time prior to the Closing with respect to any of the terms contained herein.

     15.02 WAIVER OF COMPLIANCE. Any failure of Sellers, on the one hand, or Buyer, on the other, to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the President or other authorized officer of Buyer or Sellers, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     15.03 EXPENSES; TRANSFER TAXES, ETC. Whether or not the transactions contemplated by this Agreement shall be consummated, Sellers agree that all fees and expenses incurred by them in connection with this Agreement shall be borne by them and Buyer agrees that all fees and expenses incurred by it in connection with this Agreement shall be borne by it, including, without limitation as to Sellers or Buyer, all fees of counsel, actuaries and accountants. Buyer and Sellers agree that all sales, transfer or other taxes and recording and filing fees which may be payable in connection with the transactions contemplated by this Agreement shall be paid


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



by Sellers, including the HSR Act filing fee which shall be paid one-half by the Sellers and one-half by the Buyer.

     15.04 BULK SALES LAW WAIVER. Buyer and Sellers agree to waive compliance by Sellers with the provisions of any "Bulk Sales" Laws of the State of Michigan which may otherwise be applicable to the transaction contemplated by this Agreement.

     15.05 NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail with postage prepaid, or by nationally recognized overnight delivery service:

                  (a)      If to Sellers, to:

                  Greenfield Die & Manufacturing Corp.
                  8301 Ronda Drive
                  Canton, Michigan  48187
                  Attn:  Mr. William G. Fuller, Treasurer

and to:

                  3-D Engineering, Inc.
                  c/o Greenfield Die & Manufacturing Corp.
                  8301 Ronda Drive
                  Canton, Michigan  48187
                  Attn:  Mr. William G. Fuller, President



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



with a copy to:

                  Chirco, Herrington, Runstadler, Thomas & Morgan, LLP 2833 Crooks Road
                  P.O. Box 2501
                  Troy, Michigan  48007-2501
                  Attn: Daniel E. Chapman

or to such other person or address as Sellers shall furnish to Buyer in writing.

                  (b)      If to Buyer, to:

                  GDM Acquisition, Inc.
                  c/o Shiloh Industries, Inc.
                  P.O. Box 2037
                  Mansfield, OH  44905
                  Attn:  Robert L. Grissinger and William Burton

with a copy to:

                  Wegman, Hessler, Vanderburg & O'Toole
                  6100 Rockside Woods Blvd., Suite #345
                  Cleveland, OH  44131
                  Attn:  Steven E. Pryatel, Esq.

or to such other person or address as Buyer shall furnish to Sellers in writing.

     15.06 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except by operation of law and except that Buyer may assign its rights, but not its obligations, under this Agreement to any subsidiary of Buyer. If such assignment shall be made by Buyer, such subsidiary shall be entitled to all of the rights and shall assume all of the obligations of Buyer hereunder, PROVIDED, HOWEVER, that Buyer shall not be released from its

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

obligations hereunder by any such assignment and, upon the request of Sellers, shall confirm in a separate written agreement, reasonably acceptable in form and substance to Sellers, Buyer's continuing direct obligations hereunder.

     15.07 GOVERNING LAW AND VENUE. Except for the resolution of the Working Capital and Debt Adjustments as set forth in Section 2.04 of this Agreement, any controversy arising under or out of this Agreement shall be settled by arbitration in accordance with the governing rules of the American Arbitration Association as administered through the Cleveland, Ohio office. The commercial arbitration rules of the American Arbitration Association shall apply and the controversy shall be governed by the laws of the State of Ohio. The award rendered by the arbitrator shall be final and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof, including a federal district court, pursuant to the Federal Arbitration Act. In preparation for the arbitration hearing, each party may utilize all methods of discovery authorized by the Ohio Rules of Civil Procedure, and may enforce the right to such discovery in the manner provided by said Rules and/or by the Ohio Arbitration Law. The arbitrator may order a pre-hearing exchange of information by the parties, including, without limitation, production of requested documents, exchange of summaries of testimony of proposed witnesses and examination by deposition of witnesses and parties. Unresolved discovery disputes may be brought to the attention of the arbitrator and may be disposed of by the arbitrator. The arbitration hearing shall be conducted in Cleveland, Ohio. The arbitrator shall have the authority to award any remedy or relief a court of the State of Ohio could order or grant, including, without limitation, specific performance of any obligation created under this Agreement, the awarding of the issuance of an injunction or the imposition of sanctions of abuse or frustration of the


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


arbitration process. Judgment upon the award of the arbitrator may be entered in any court of competent jurisdiction and enforced with full judicial effect thereafter. All fees and expenses of the arbitration shall be borne by the parties equally. However, each party shall bear the expense of its own counsel, experts, witnesses, and preparation and presentations. The arbitrator is authorized to award any party such sums as shall be deemed proper for the time, expense, and inconvenience of arbitration, including arbitration fees and attorney fees.

     15.08 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     15.09 HEADINGS. The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

     15.10 ENTIRE AGREEMENT. This Agreement, including the Exhibits hereto, the Disclosure Schedules and the other documents and certificates delivered pursuant to the terms hereof, set forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, including, without limitation, the Letter of Intent dated July 3, 1996, as amended.

     15.11 NO THIRD PARTY BENEFICIARIES. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

     15.12 EXHIBITS AND SCHEDULES. The exhibits and schedules attached hereto and the other documents delivered pursuant heretofore hereby made a part of this Agreement as if set forth in full herein. The Disclosure Schedule and all Exhibits and Schedules may be updated by Sellers in writing at any time prior to the Closing Date (i) to reflect events occurring between the date of this Agreement and the Closing Date and (ii) to correct any prior errors or omissions provided that if Buyer believes such correction of a prior error or omission is material, it shall have the right to terminate this Agreement at any time prior to the Closing.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed all as of the day and year first above written.

In the Presence of:                    GREENFIELD DIE & MANUFACTURING CORP.

/s/ William G. Peluchiwski             By: /s/ William G. Fuller
- ------------------------------            --------------------------------------
Witness                                   William G. Fuller,Treasurer

                                                      "Greenfield" or "Seller"


                                       3-D ENGINEERING, INC.

/s/ William G. Peluchiwski             By: /s/ William G. Fuller
- ------------------------------            --------------------------------------
Witness                                   William G. Fuller, President

                                                      "3-D" or "Seller"

                                       GDM ACQUISITION, INC.

/s/ Phylis D. Johnston                 By: /s/ Robert L. Grissinger
- ------------------------------            --------------------------------------
Witness                                   Robert L. Grissinger, President

                                                      "Buyer"